The information in this preliminary pricing supplement is not complete and may be changed. A registration statement relating to these securities has been filed with the Securities and Exchange Commission. This preliminary pricing supplement and the accompanying prospectus supplement and prospectus are not an offer to sell these securities, nor are they soliciting an offer to buy these securities, in any state where the offer or sale is not permitted.
SUBJECT TO COMPLETION, DATED AUGUST 6, 2014
Dated August , 2014 Medium-Term Senior Notes, Series G Pricing Supplement No. 2014—CMTNG0209 to Prospectus Supplement and Prospectus each dated November 13, 2013
Filed Pursuant to Rule 424(b)(2) Registration Statement No. 333-192302
Citigroup Inc. Airbag Autocallable Yield Optimization Notes
$--- Notes Linked to the Common Stock of Yahoo! Inc. Due On or About August 13, 2015
$--- Notes Linked to the Common Stock of Beazer Homes USA, Inc. Due On or About August 13, 2015
Investment Description
Airbag Autocallable Yield Optimization Notes are senior unsecured notes issued by Citigroup Inc. (“Citigroup”) (each, a “Note” and collectively, the “Notes”) linked to the performance of the common stock of a specific company (the “Underlying Stock”). The Notes will rank on par with all of our other unsecured and unsubordinated notes, unless otherwise required by law.  The stated principal amount and issue price of each Note will be $1,000. On a monthly basis, Citigroup will pay you a coupon regardless of the performance of the applicable Underlying Stock unless the Notes have been previously automatically called. If the price of one share of the applicable Underlying Stock closes at or above the applicable Initial Price on any quarterly Observation Date, Citigroup will automatically call the Notes and pay you an amount equal to the stated principal amount per Note plus the corresponding monthly coupon and no further amounts will be owed to you. If by maturity, the Notes have not been automatically called, Citigroup will either pay you the stated principal amount per Note or, if the Closing Price of one share of the applicable Underlying Stock on the Final Valuation Date is below the specified Conversion Price, Citigroup will deliver to you a number of shares of the applicable Underlying Stock equal to the stated principal amount per Note divided by the applicable Conversion Price (the “Share Delivery Amount”) for each Note (subject to adjustments, in the sole discretion of the Calculation Agent, in the case of certain corporate events described in this pricing supplement under “Additional Terms of the Notes—Dilution and Reorganization Adjustments”). Investing in the Notes involves significant risks. You may lose some or all of your stated principal amount. In exchange for receiving a coupon on the Notes, you are accepting the risk of receiving a number of shares of the applicable Underlying Stock per Note at maturity that are worth less than your stated principal amount and the credit risk of Citigroup for all payments under the Notes. Generally, the higher the Coupon Rate on a Note, the greater the risk of loss on that Note. The contingent repayment of principal applies only if you hold the Notes to maturity. Any payment on the Notes, including any repayment of principal, is subject to the creditworthiness of Citigroup. If Citigroup were to default on its payment obligations, you may not receive any amounts owed to you under the Notes and you could lose your entire investment.

Features	Key Dates
❑ Income — Regardless of the performance of the applicable Underlying Stock, Citigroup will pay you a monthly coupon unless the Notes have been previously automatically called. In exchange for receiving the monthly coupon on the Notes, you are accepting the risk of receiving shares of the applicable Underlying Stock per Note at maturity that are worth less than your stated principal amount and the credit risk of Citigroup for all payments under the Notes.
❑ Automatic Call — The Notes will be called automatically if the price of one share of the applicable Underlying Stock closes at or above the applicable Initial Price on any quarterly Observation Date, including the Final Valuation Date. If the Notes are automatically called, you will receive on the applicable Call Settlement Date your stated principal amount plus the applicable coupon for that date and no further amounts will be owed to you.
❑ Contingent Repayment of Stated Principal Amount at Maturity — If by maturity the Notes have not been automatically called and the price of one share of the applicable Underlying Stock does not close below the applicable Conversion Price on the Final Valuation Date, Citigroup will pay you the stated principal amount per Note at maturity and you will not participate in any appreciation or decline in the value of the applicable Underlying Stock. If the Notes have not been previously automatically called and the price of one share of the applicable Underlying Stock closes below the applicable Conversion Price on the Final Valuation Date, Citigroup will deliver to you a number of shares of the applicable Underlying Stock equal to the Share Delivery Amount for each Note at maturity, which will likely be worth less than your stated principal amount and may have no value at all. The contingent repayment of principal applies only if you hold the Notes until maturity. Any payment on the Notes, including any repayment of principal, is subject to the creditworthiness of Citigroup.
Trade Date1	August 8, 2014
Settlement Date1	August 13, 2014
Observation Dates2	Quarterly (see PS-4)
Final Valuation Date2	August 10, 2015
Maturity Date	August 13, 2015

1   Expected. In the event that we make any change to the expected Trade Date and Settlement Date, the Observation Dates, the Final Valuation Date and/or Maturity Date will be changed so that the stated term of the Notes remains the same.

2   Subject to postponement in the event of a Market Disruption Event with respect to the applicable Underlying Stock as described under “Additional Terms of the Notes—Consequences of a Market Disruption Event; Postponement of an Observation Date”

THE NOTES ARE SIGNIFICANTLY RISKIER THAN CONVENTIONAL DEBT INSTRUMENTS. CITIGROUP IS NOT NECESSARILY OBLIGATED TO REPAY THE FULL STATED PRINCIPAL AMOUNT OF THE NOTES AT MATURITY, AND THE NOTES CAN HAVE UP TO THE FULL DOWNSIDE MARKET RISK OF THE APPLICABLE UNDERLYING STOCK. THIS MARKET RISK IS IN ADDITION TO THE CREDIT RISK INHERENT IN PURCHASING A DEBT OBLIGATION OF CITIGROUP. YOU SHOULD NOT PURCHASE THE NOTES IF YOU DO NOT UNDERSTAND OR ARE NOT COMFORTABLE WITH THE SIGNIFICANT RISKS INVOLVED IN INVESTING IN THE NOTES.

YOU SHOULD CAREFULLY CONSIDER THE RISKS DESCRIBED UNDER “RISK FACTORS RELATING TO THE NOTES” BEGINNING ON PS-5 BEFORE PURCHASING ANY NOTES. EVENTS RELATING TO ANY OF THOSE RISKS, OR OTHER RISKS AND UNCERTAINTIES, COULD ADVERSELY AFFECT THE VALUE OF, AND THE RETURN ON, YOUR NOTES. YOU MAY LOSE SOME OR ALL OF YOUR STATED PRINCIPAL AMOUNT. THE NOTES WILL NOT BE LISTED ON ANY SECURITIES EXCHANGE AND MAY HAVE LIMITED OR NO LIQUIDITY.

Note Offering
This pricing supplement relates to two (2) separate Note offerings. Each issuance of offered Notes is linked to one, and only one, Underlying Stock. You may participate in either of the two (2) Note offerings or, at your election, in both of the offerings. This pricing supplement does not, however, allow you to purchase a Note linked to a basket of some or all of the Underlying Stocks described below. The Notes will be issued in minimum denominations equal to $1,000 and integral multiples thereof. Each of the two (2) Note offerings is linked to the common stock of a different company, and each of the two (2) Note offerings has a different Coupon Rate, Initial Price and Conversion Price, each of which will be determined on the Trade Date. The actual Coupon Rate for each Note will not be less than the bottom of the applicable range listed below, but you should be willing to invest in the Notes if the Coupon Rate were set equal to the bottom of that range. The performance of each Note offering will not depend on the performance of any other Note offering.

Underlying Stock (Ticker)	Coupon Rate	Initial Price	Conversion Price*	CUSIP	ISIN
Common stock of Yahoo! Inc. (YHOO)	6.00% to 7.00% per annum	$•	85% of Initial Price	17322H354	US17322H3545
Common stock of Beazer Homes USA, Inc. (BZH).	6.10% to 8.10% per annum	$•	82% of Initial Price	17322H347	US17322H3479
* The Conversion Price for each Underlying Stock may be rounded to the nearest cent.
See “Additional Information about the Notes” in this pricing supplement. The Notes will have the terms specified in this pricing supplement and the accompanying prospectus supplement and prospectus.  The description in this pricing supplement of the particular terms of the Notes supplements, and, to the extent inconsistent with, replaces, the descriptions of the general terms and provisions of the debt securities set forth in the accompanying prospectus supplement and prospectus.

Neither the Securities and Exchange Commission (“SEC”) nor any state securities commission has approved or disapproved of the Notes or passed upon the accuracy or the adequacy of this pricing supplement or the accompanying prospectus supplement and prospectus. Any representation to the contrary is a criminal offense.
	Issue Price(1)		Underwriting Discount(2)		Proceeds to Us
Offering of Notes	Total	Per Note	Total	Per Note	Total	Per Note
Notes linked to the common stock of Yahoo! Inc.		$1,000		$15		$985
Notes linked to the common stock of Beazer Homes USA, Inc.		$1,000		$15		$985
(1)
Citigroup currently expects that the estimated values of the Notes will be (i) between $955.00 and $975.00 for Notes linked to the common stock of Yahoo! Inc. and (ii) between $955.00 and $975.00 for Notes linked to the common stock of Beazer Homes USA, Inc., which, in each case, will be less than the issue price of those Notes. The estimated values of the Notes are based on proprietary pricing models of Citigroup Global Markets Inc. (“CGMI”) and our internal funding rate. It is not an indication of actual profit to CGMI or other of our affiliates, nor is it an indication of the price, if any, at which CGMI or any other person may be willing to buy the Notes from you at any time after issuance. See “Valuation of the Notes” in this pricing supplement.

(2)
CGMI, acting as principal, expects to purchase from Citigroup, and Citigroup expects to sell to CGMI, the aggregate stated principal amount of the Notes set forth above for $985 per Note. UBS Financial Services Inc. (“UBS”), acting as principal, expects to purchase from CGMI, and CGMI expects to sell to UBS, all of the Notes sold in this offering for $985 per Note, which includes the underwriting discount. UBS proposes to offer the Notes to the public at a price of $1,000 per Note. Additionally, it is possible that CGMI and its affiliates may profit from expected hedging activity related to this offering, even if the value of the Notes declines. You should refer to “Risk Factors Relating to the Notes” and “Plan of Distribution; Conflicts of Interest” in this pricing supplement for more information.

The Notes are not deposits or savings accounts and are not insured or guaranteed by the Federal Deposit Insurance Corporation or by any other governmental agency or instrumentality.

Additional Information about the Notes

This pricing supplement relates to two (2) separate Note offerings. Each issue of the offered Notes is linked to one, and only one, Underlying Stock. The purchaser of a Note will acquire a security linked to a single Underlying Stock (not to a basket or index that includes the other Underlying Stock). You may participate in either of the two (2) Note offerings or, at your election, in both of the offerings. We reserve the right to withdraw, cancel or modify any of the offerings and to reject orders in whole or in part. While each Note offering relates only to a single Underlying Stock identified on the cover page of this pricing supplement, you should not construe that fact as a recommendation of the merits of acquiring an investment linked to that Underlying Stock (or any other Underlying Stock) or as to the suitability of an investment in the Notes.

You should read this pricing supplement together with the accompanying prospectus supplement and prospectus before making your decision to invest in the Notes. The description in this pricing supplement of the particular terms of the Notes supplements, and, to the extent inconsistent with, replaces, the descriptions of the general terms and provisions of the debt securities set forth in the accompanying prospectus supplement and prospectus. This pricing supplement, together with the documents listed below, contains the terms of the Notes and supersedes all other prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, fact sheets, brochures or other educational materials of ours.

You may access the accompanying prospectus supplement and prospectus on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for November 13, 2013 on the SEC website):

t	Prospectus Supplement and Prospectus each dated November 13, 2013:
http://www.sec.gov/Archives/edgar/data/831001/000119312513440005/d621350d424b2.htm

Certain terms used in this pricing supplement are defined below under “Additional Terms of the Notes—Certain Important Definitions.” As used in this pricing supplement, the “issuer,” “Citigroup,” “we,” “us” and “our” refer to Citigroup Inc.

Investor Suitability

The Notes may be suitable for you if, among other considerations:

t You fully understand the risks inherent in an investment in the Notes, including the risk of loss of your entire initial investment.

t You can tolerate a loss of all or a substantial portion of your investment and are willing to make an investment that may have the full downside market risk of the applicable Underlying Stock.

t You believe the applicable Underlying Stock will close at or above the applicable Initial Price on one of the specified Observation Dates.

t You believe the Final Price of the applicable Underlying Stock is not likely to be below the applicable Conversion Price and, if it is, you can tolerate receiving a number of shares of the applicable Underlying Stock per Note at maturity worth less than your stated principal amount or that may have no value at all.

t You understand and accept that you will not participate in any appreciation in the price of the applicable Underlying Stock and that your return is limited to the coupons paid on the applicable Note.

t You are willing to accept the risks of owning equities in general and the applicable Underlying Stock in particular.

t You can tolerate fluctuations in the value of the Notes prior to maturity that may be similar to or exceed the downside price fluctuations of the applicable Underlying Stock.

t You would be willing to invest in the Notes if the applicable Coupon Rate was set equal to the bottom of the applicable range indicated on the cover page of this pricing supplement (the actual applicable Coupon Rate will be determined on the Trade Date and will not be less than the bottom of the applicable range listed on the cover page of this pricing supplement).

t You are willing and able to hold notes that may be called early and you are otherwise willing to hold the Notes to maturity.

t You are willing to forgo any dividends paid on the applicable Underlying Stock.

t You accept that there may be little or no secondary market for the Notes and that any secondary market will depend in large part on the price, if any, at which CGMI is willing to trade the Notes.

t You are willing to assume the credit risk of Citigroup for all payments under the Notes, and understand that if Citigroup defaults on its obligations you may not receive any amounts due to you, including any repayment of principal.

The Notes may not be suitable for you if, among other considerations:

t You do not fully understand the risks inherent in an investment in the Notes, including the risk of loss of your entire initial investment.

t You require an investment designed to provide a full return of principal at maturity.

t You are not willing to make an investment that may have the full downside market risk of the applicable Underlying Stock.

t You believe that the price of the applicable Underlying Stock will decline during the term of the Notes and that the Final Price of the applicable Underlying Stock is likely to be below the applicable Conversion Price, which could result in a total loss of your initial investment.

t You cannot tolerate receiving a number of shares of the applicable Underlying Stock per Note at maturity worth less than your stated principal amount or that may have no value at all.

t You seek an investment that participates in the full appreciation in the price of the applicable Underlying Stock or that has unlimited return potential.

t You are not willing to accept the risks of owning equities in general and the applicable Underlying Stock in particular.

t You cannot tolerate fluctuations in the value of the Notes prior to maturity that may be similar to or exceed the downside price fluctuations of the applicable Underlying Stock.

t You prefer the lower risk, and therefore accept the potentially lower returns, of fixed income investments with comparable maturities and credit ratings.

t You would be unwilling to invest in the Notes if the applicable Coupon Rate was set equal to the bottom of the applicable range indicated on the cover page of this pricing supplement (the actual applicable Coupon Rate will be determined on the Trade Date and will not be less than the bottom of the applicable range listed on the cover page of this pricing supplement).

t You are unable or unwilling to hold notes that may be called early or you are unable or unwilling to hold the Notes to maturity and seek an investment for which there will be an active secondary market.

t You prefer to receive any dividends paid on the applicable Underlying Stock.

t You are not willing to assume the credit risk of Citigroup for all payments under the Notes, including any repayment of principal.

The suitability considerations identified above are not exhaustive. Whether the Notes are a suitable investment for you will depend on your individual circumstances, and you should reach an investment decision only after you and your investment, legal, tax, accounting and other advisers have carefully considered the suitability of an investment in the Notes in light of your particular circumstances. You should also review carefully the “Risk Factors Relating to the Notes” beginning on PS-5 of this pricing supplement for risks related to an investment in the Notes.

Indicative Terms
Issuer	Citigroup Inc.
Issue Price	$1,000 per Note
Stated Principal Amount	$1,000 per Note
Underlying Stock	Common stock of Yahoo! Inc. Common stock of Beazer Homes USA, Inc.
Term(1)	12 months, unless called earlier
Call Feature
The Notes will be automatically called if the Closing Price of one share of the applicable Underlying Stock on any Observation Date is equal to or greater than the applicable Initial Price.  If the Notes are automatically called, Citigroup will pay you on the applicable Call Settlement Date a cash payment per Note equal to the stated principal amount plus the coupon for the applicable Coupon Payment Date and no further amount will be owed to you under the Notes.

Observation Dates(1), (2)	November 10, 2014 February 11, 2015 May 11, 2015 August 10, 2015 (Final Valuation Date)
Call Settlement Dates(2)
The Coupon Payment Date immediately following the applicable Observation Date, which will be the 4th Business Day following the applicable Observation Date, except that the Call Settlement Date for the Final Valuation Date is the Maturity Date

Coupon Payment
Coupons payable in arrears in twelve equal monthly installments based on the applicable Coupon Rate, regardless of the performance of the applicable Underlying Stock, unless the Notes have been previously automatically called. The Coupon Rate is expected to be between (i) 6.00% and 7.00% per annum for Notes linked to the common stock of Yahoo! Inc. and (ii) 6.10% and 8.10% per annum for Notes linked to the common stock of Beazer Homes USA, Inc. The actual Coupon Rate for each Note will be set on the Trade Date.

Installment Amount
For Notes linked to the common stock of Yahoo! Inc.: expected to be between approximately 0.5000% and 0.5833% (or between $5.0000 and $5.8333 per Note).

For Notes linked to the common stock of Beazer Homes USA, Inc.: expected to be between approximately 0.5083% and 0.6750% (or between $5.0833 and $6.7500 per Note).

The actual installment amount will be based on the Coupon Rate and set on the Trade Date.

Conversion Price(3)	A percentage of the applicable Initial Price, as specified on the cover page of this pricing supplement
Payment at Maturity (per Note)(4)
If the Notes have not been called prior to maturity and the Final Price of the applicable Underlying Stock is not below the applicable Conversion Price on the Final Valuation Date, at maturity we will pay you an amount in cash equal to $1,000 for each $1,000 stated principal amount Note plus accrued and unpaid interest.

If the Notes have not been called prior to maturity and the Final Price of the applicable Underlying Stock is below the applicable Conversion Price on the Final Valuation Date, at maturity we will deliver to you a number of shares of the applicable Underlying Stock equal to the applicable Share Delivery Amount (subject to adjustments) for each Note you own plus accrued and unpaid interest.

The value of shares delivered for the applicable Share Delivery Amount is expected to be worth less than the stated principal amount of your Notes and may be worthless.

Share Delivery Amount(3),(4)	The number of shares of the applicable Underlying Stock per $1,000 stated principal amount Note equal to $1,000 divided by the applicable Conversion Price, as determined on the Trade Date
Initial Price(3)	The Closing Price of one share of the applicable Underlying Stock on the Trade Date
Final Price	The Closing Price of one share of the applicable Underlying Stock on the Final Valuation Date
(1)	See footnote 1 under “Key Dates” on the cover page of this pricing supplement
(2)	See footnote 2 under “Key Dates” on the cover page of this pricing supplement
(3)
Subject to adjustment upon the occurrence of certain corporate events affecting the applicable Underlying Stock. See “Additional Terms of the Notes—Dilution and Reorganization Adjustments” in this pricing supplement.  The Conversion Price for each Underlying Stock may be rounded to the nearest cent.

(4)
We will pay cash in lieu of delivering any fractional shares of the applicable Underlying Stock in an amount equal to that fraction multiplied by the Closing Price of one share of the applicable Underlying Stock on the Final Valuation Date.

Investment Timeline

Trade Date:
The Closing Price of one share of the applicable Underlying Stock (Initial Price) is observed, the applicable Conversion Price and applicable Share Delivery Amount are determined and the applicable Coupon Rate is set.

Monthly (including at maturity if not previously automatically called):	We pay the applicable coupon.

Quarterly (including the Final Valuation Date):
The Notes will be automatically called if the Closing Price of one share of the applicable Underlying Stock on any Observation Date is equal to or greater than the applicable Initial Price.

If the Notes are automatically called, we will pay you on the applicable Call Settlement Date a cash payment per Note equal to the stated principal amount plus the coupon for the applicable Coupon Payment Date and no further amount will be paid to you.

Maturity Date:
The Final Price is determined on the Final Valuation Date.

If the Notes have not been automatically called prior to maturity and the Final Price of the applicable Underlying Stock is not below the applicable Conversion Price, we will pay you an amount in cash equal to $1,000 for each $1,000 stated principal amount Note plus accrued and unpaid interest.

If the Notes have not been automatically called prior to maturity and the Final Price of the applicable Underlying Stock is below the applicable Conversion Price, we will deliver to you a number of shares of the applicable Underlying Stock (and cash in lieu of any fractional share) equal to the applicable Share Delivery Amount for each Note you own plus accrued and unpaid interest.

INVESTING IN THE NOTES INVOLVES SIGNIFICANT RISKS. YOU MAY LOSE SOME OR ALL OF YOUR STATED PRINCIPAL AMOUNT. YOU MAY RECEIVE SHARES AT MATURITY THAT ARE WORTH LESS THAN YOUR STATED PRINCIPAL AMOUNT OR THAT MAY HAVE NO VALUE AT ALL. ANY PAYMENT ON THE NOTES, INCLUDING ANY REPAYMENT OF PRINCIPAL, IS SUBJECT TO THE CREDITWORTHINESS OF CITIGROUP. IF CITIGROUP WERE TO DEFAULT ON ITS PAYMENT OBLIGATIONS, YOU MAY NOT RECEIVE ANY AMOUNTS OWED TO YOU UNDER THE NOTES AND YOU COULD LOSE YOUR ENTIRE INVESTMENT.

Coupon Payment Dates

Coupons will be payable in arrears in twelve equal monthly installments on the Coupon Payment Dates listed below (unless earlier called):

September 15, 2014	March 13, 2015
October 14, 2014	April 13, 2015
November 17, 2014*	May 15, 2015*
December 15, 2014	June 15, 2015
January 13, 2015	July 13, 2015
February 18, 2015*	August 13, 2015* (the Maturity Date)

* Corresponding Call Settlement Dates for the applicable quarterly Observation Dates.

If an Observation Date (other than the Final Valuation Date) is postponed as provided under “Additional Terms of the Notes—Consequences of a Market Disruption Event; Postponement of an Observation Date” in this pricing supplement, so that it falls less than four Business Days prior to the related Coupon Payment Date on which a Call Settlement Date, if applicable, would occur, then that Coupon Payment Date will be postponed to the fourth Business Day following that Observation Date, as postponed, regardless of whether a Call Settlement Date actually occurs on that date.  No additional interest will accrue as a result of any such postponement of a Coupon Payment Date.

If any Coupon Payment Date  is not a Business Day, then the coupon payment to be made on that Coupon Payment Date will be made on the next succeeding Business Day with the same force and effect as if made on that Coupon Payment Date, and no additional interest will accrue as a result of such delayed payment.

Each coupon payment will be payable to the holders of record of the Notes at the close of business on the date that is one Business Day prior to the applicable Coupon Payment Date (each such day, a “Regular Record Date”), except that the coupon payment due upon early automatic call or at maturity will be payable to the persons who receive cash or shares of the applicable Underlying Stock, as applicable, upon such early automatic call or at maturity, as applicable.

Risk Factors Relating to the Notes

Because the terms of the Notes differ from those of conventional debt securities, an investment in the Notes entails significant risks not associated with similar investments in conventional debt securities, including, among other things, fluctuations in the Closing Price of the applicable Underlying Stock and other events that are difficult to predict and beyond our control. You should read the risk factors below together with the risk factors included in the documents incorporated by reference in the accompanying prospectus, including our most recent Annual Report on Form 10-K and any subsequent Quarterly Reports on Form 10-Q, which describe risks relating to our business more generally.

t
You May Lose Some or All of the Stated Principal Amount of Your Notes.  Unlike conventional debt securities, the Notes do not provide for the repayment of the stated principal amount at maturity in all circumstances.  If the Notes have not been automatically called prior to maturity and the applicable Final Price is less than the applicable Conversion Price, you will not be repaid the stated principal amount of your Notes at maturity and, instead, will receive a number of shares of the applicable Underlying Stock equal to the applicable Share Delivery Amount.  These shares will be worth less than the stated principal amount per Note and may be worth nothing.  You should not invest in the Notes if you are unwilling or unable to bear the risk of losing the entire stated principal amount of your Notes.  See “Hypothetical Examples and Return Table” below.

At maturity, if the Final Price of the applicable Underlying Stock is less than the corresponding Conversion Price, you will have similar downside market risk as a purchaser of the Underlying Stock at the Conversion Price (except that you will not receive any dividends).  This will result in a smaller loss on the Notes (disregarding dividends) than would be incurred by a purchaser of the Underlying Stock at the Initial Price, unless the applicable Final Price is zero.  However, you will be exposed at an increased rate to the decline in the price of the applicable Underlying Stock below the applicable Conversion Price, with a loss on the Notes of more than 1% for each additional 1% of the Initial Price by which the Final Price is less than the Conversion Price. Therefore, the lower the applicable Final Price, the closer your loss of principal will be to the percentage decline of the applicable Underlying Stock from the Initial Price. For example, if the Initial Price of an Underlying Stock was $100, the Conversion Price was $85 (85% of the Initial Price) and the Final Price is below the Conversion Price, the Share Delivery Amount at maturity would be equal to approximately 11.76 shares per $1,000 Note ($1,000 divided by the $85 Conversion Price). If the Final Price was $60 (40% less than the Initial Price), the value of that Share Delivery Amount on the Final Valuation Date would be approximately $705.60 per Note (approximately 11.76 shares times $60). If you had purchased shares at the Initial Price, you would have 10 shares worth approximately $600 on the Final Valuation Date, a difference of approximately $105.60 compared with the value of the Share Delivery Amount. However, if the Final Price was $30 (70% less than the Initial Price), the value of the Share Delivery Amount on the Final Valuation Date would be approximately $352.80 per Note (approximately 11.76 shares times $30). If you had purchased shares at the Initial Price, you would have 10 shares worth approximately $300 on the Final Valuation Date, a difference of only approximately $52.80 compared with the value of the Share Delivery Amount. If the Final Price was $0 (100% less than the Initial Price), the value of the Share Delivery Amount on the Final Valuation Date would be $0, the same as if you had purchased shares at the Initial Price, and you would lose the entire stated principal amount of your Notes.

t
Your Opportunity to Receive Coupon Payments May Be Limited by the Automatic Call Feature.  If the Closing Price of the applicable Underlying Stock is greater than or equal to the applicable Initial Price on any of the quarterly Observation Dates, the Notes will be automatically called on the related Call Settlement Date.  If the Notes are called early, you will not receive any additional coupon payments following the call and may not be able to reinvest your funds in another investment that offers comparable terms or returns.  The term of your investment in the Notes may be limited to as short as three months by the automatic early call feature of the Notes.

t
Market Risk Prior to Maturity. The contingent repayment of stated principal based on the applicable Conversion Price applies only at maturity.  If you are able to sell your Notes prior to maturity in the secondary market, you may incur substantial losses even if the price of the applicable Underlying Stock at the time of sale is above the applicable Conversion Price.

t
The Notes May Be Adversely Affected by Volatility in the Closing Price of the Applicable Underlying Stock.  If the Closing Price of the applicable Underlying Stock is volatile, or if the volatility of the applicable Underlying Stock increases over the term of the Notes, it is more likely that you will not receive the stated principal amount of the Notes at maturity.  This is because greater volatility in the Closing Price of the applicable Underlying Stock is associated with a greater likelihood that the Closing Price of the applicable Underlying Stock will be less than the applicable Conversion Price on the Final Valuation Date.  You should understand that, in general, the higher the applicable Coupon Rate as determined on the Trade Date, the greater the expected likelihood as of the Trade Date that the Closing Price of the applicable Underlying Stock will be less than the applicable Conversion Price on the Final Valuation Date, such that you would not receive the stated principal amount of the Notes at maturity and, instead, would receive shares of the applicable Underlying Stock worth less than the stated principal amount and possibly worth nothing.

Volatility refers to the magnitude and frequency of changes in the price of the applicable Underlying Stock over any given period.  Although the applicable Underlying Stock may theoretically experience volatility in either a positive or a negative direction, the price of the applicable Underlying Stock is much more likely to decline as a result of volatility than to increase.

Historically, the price of each Underlying Stock has been volatile. See “The Underlying Stocks” below for selected historical data.

t
You May Be Exposed to the Negative Performance, But Will Not Participate in Any Positive Performance, of the Applicable Underlying Stock.  Even though you will be subject to the risk of a decline in the Closing Price of the applicable Underlying Stock, you will not participate in any appreciation in the Closing Price of the applicable Underlying Stock from its Initial Price to its Final Price.  Your maximum possible return on the Notes will be limited to the sum of the monthly coupon payments you receive.  If the Notes are called prior to maturity, you will not participate in any of the applicable Underlying Stock’s appreciation and your return will be limited to the stated principal amount plus the coupons received up to and including the Call Settlement Date.  If the Notes are not called and the applicable Final Price is greater than the applicable Conversion Price, Citigroup will repay your stated principal amount; however, if the applicable Final Price is less than the applicable Conversion Price, you will receive the applicable Share Delivery Amount at maturity and will participate in the negative performance of the applicable Underlying Stock.  Consequently, your return on the Notes may be significantly less than the return you could achieve on an alternative investment that provides for participation in the appreciation of the applicable Underlying Stock.  You should not invest in the Notes if you seek to participate in any appreciation of the applicable Underlying Stock.

t
The Notes Are Subject to the Credit Risk of Citigroup, and Any Actual or Anticipated Changes to Its Credit Ratings or Credit Spreads May Adversely Affect the Value of the Notes.  Any payment on the Notes will be made by Citigroup and therefore is subject to the credit risk of Citigroup.  If we default on our obligations under the Notes, your investment would be at risk and you could lose some or all of your investment.  As a result, the value of the Notes prior to maturity will be affected by changes in the market’s view of our creditworthiness. Any decline, or anticipated decline, in our credit ratings or increase, or anticipated increase, in the credit spreads charged by the market for taking our credit risk is likely to adversely affect the value of the Notes.

t
The Notes Will Not Be Listed on Any Securities Exchange and You May Not Be Able to Sell Your Notes Prior to Maturity.  The Notes will not be listed on any securities exchange.  Therefore, there may be little or no secondary market for the Notes.  CGMI currently intends to make a secondary market in relation to the Notes and to provide an indicative bid price for the Notes on a daily basis.  Any indicative bid prices provided by CGMI will be determined in CGMI’s sole discretion, taking into account prevailing market conditions and other relevant factors, and will not be a representation by CGMI that the Notes can be sold at that price, or at all.  CGMI may suspend or terminate making a market and providing indicative bid prices without notice, at any time and for any reason.  If CGMI suspends or terminates making a market, there may be no secondary market at all for the Notes because it is likely that CGMI will be the only broker-dealer that is willing to buy your Notes prior to maturity.  Accordingly, an investor must be prepared to hold the Notes until maturity.

t
The Estimated Value of the Notes on the Trade Date, Based on CGMI’s Proprietary Pricing Models and Our Internal Funding Rate, Will Be Less than the Issue Price.  The difference is attributable to certain costs associated with selling, structuring and hedging the Notes that are included in the issue price.  These costs include (i) the selling concessions paid in connection with the offering of the Notes, (ii) hedging and other costs incurred by us and our affiliates in connection with the offering of the Notes and (iii) the expected profit (which may be more or less than actual profit) to CGMI or other of our affiliates in connection with hedging our obligations under the Notes.  These costs adversely affect the economic terms of the Notes because, if they were lower, the economic terms of the Notes would be more favorable to you.  The economic terms of the Notes are also likely to be adversely affected by the use of our internal funding rate, rather than our secondary market rate, to price the Notes.  See “The Estimated Value of the Notes Would Be Lower if it Were Calculated Based on Our Secondary Market Rate” below.

t
The Estimated Value of the Notes was Determined for Us by Our Affiliate Using Proprietary Pricing Models.  CGMI derived the estimated value disclosed on the cover page of this pricing supplement from its proprietary pricing models. In doing so, it may have made discretionary judgments about the inputs to its models, such as the volatility of the applicable Underlying Stock, dividend yield on the applicable Underlying Stock and interest rates. CGMI’s views on these inputs may differ from your or others’ views, and as an underwriter in this offering, CGMI’s interests may conflict with yours. Both the models and the inputs to the models may prove to be wrong and therefore not an accurate reflection of the value of the Notes. Moreover, the estimated value of the Notes set forth on the cover page of this pricing supplement may differ from the value that we or our affiliates may determine for the Notes for other purposes, including for accounting purposes. You should not invest in the Notes because of the estimated value of the Notes. Instead, you should be willing to hold the Notes to maturity irrespective of the initial estimated value.

t
The Estimated Value of the Notes Would Be Lower if it Were Calculated Based on Our Secondary Market Rate.  The estimated value of the Notes included in this pricing supplement is calculated based on our internal funding rate, which is the rate at which we are willing to borrow funds through the issuance of the Notes. Our internal funding rate is generally lower than the market rate implied by traded instruments referencing our debt obligations in the secondary market for those debt obligations, which we refer to as our secondary market rate.  If the estimated value included in this pricing supplement were based on our secondary market rate, rather than our internal funding rate, it would likely be lower.  We determine our internal funding rate based on factors such as the costs associated with the Notes, which are generally higher than the costs associated with conventional debt securities, and our liquidity needs and preferences.  Our internal funding rate is not an interest rate that we will pay to investors in the Notes.

t
The Estimated Value of the Notes Is Not an Indication of the Price, if any, at which CGMI or any Other Person May Be Willing to Buy the Notes from You in the Secondary Market.  Any such secondary market price will fluctuate over the term of the Notes based on the market and other factors described in the next risk factor.  Moreover, unlike the estimated value included in this pricing supplement, any value of the Notes determined for purposes of a secondary market transaction will be based on our secondary market rate, which will likely result in a lower value for the Notes than if our internal funding rate were used.  In addition, any secondary market price for the Notes will be reduced by a bid-ask spread, which may vary depending on the aggregate stated principal amount of the Notes to be purchased in the secondary market transaction, and the expected cost of unwinding related hedging transactions.  As a result, it is likely that any secondary market price for the Notes will be less than the issue price.

t
The Value of Your Notes Prior to Maturity Will Fluctuate Based on Many Unpredictable Factors.  The value of your Notes prior to maturity will fluctuate based on the price of the applicable Underlying Stock and a number of other factors, including those described below.  Some of these factors are interrelated in complex ways.  As a result, the effect of any one factor may be offset or magnified by the effect of another factor. The paragraphs below describe what we expect to be the impact on the value of the Notes of a change in a specific factor, assuming all other conditions remain constant.  You should understand that the value of your Notes at any time prior to maturity may be significantly less than the stated principal amount.

Price of the Applicable Underlying Stock.  We expect that the value of the Notes at any time will depend substantially on the price of the applicable Underlying Stock at that time.

The price of the applicable Underlying Stock will be influenced by the results of operations of the applicable Underlying Stock Issuer and by complex and interrelated political, economic, financial and other factors that can affect the capital markets generally or the market segment of which the applicable Underlying Stock Issuer is a part. Our, or our counterparties', hedging activity in the applicable Underlying Stock, the issuance of other securities similar to the Notes and trading and other activities by us, our affiliates or other market participants can also affect the price of the applicable Underlying Stock.

Volatility of the Applicable Underlying Stock. If the expected volatility of the applicable Underlying Stock increases during the term of the Notes, the value of the Notes is likely to decrease because of a perceived increase in the likelihood that the applicable Final Price will be less than the applicable Conversion Price.

Dividend Yield on the Applicable Underlying Stock.  If the dividend yield on the applicable Underlying Stock increases, we expect that the value of the Notes may decrease.  You will not be entitled to receive any dividends paid on the applicable Underlying Stock during the term of the Notes and the value of any shares of applicable Underlying Stock you may receive at maturity will generally not reflect the value of such dividend payments.

Interest Rates. We expect that the value of the Notes will be affected by changes in U.S. interest rates. In general, if U.S. interest rates increase, the value of the Notes may decrease.

Time Remaining to Maturity.  At any given time, a portion of the value of the Notes will be attributable to time value, which is based on the amount of time then remaining to maturity.  If you are able to sell the Notes at any time prior to maturity, you will be giving up any increase in the time value of the Notes that may result as the time remaining to maturity shortens.

Creditworthiness of Citigroup. The Notes are subject to the credit risk of Citigroup. Therefore, actual or anticipated changes in the creditworthiness of Citigroup, as reflected in Citigroup’s secondary market rate, may affect the value of the Notes.

It is important for you to understand that the impact of one of the factors specified above may offset, or magnify, some or all of any change in the value of the Notes attributable to another factor.

t
Immediately Following Issuance, Any Secondary Market Bid Price Provided by CGMI, and the Value that Will Be Indicated on Any Brokerage Account Statements Prepared by CGMI or its Affiliates, Will Reflect a Temporary Upward Adjustment.  The amount of this temporary upward adjustment will decline to zero over the temporary adjustment period.  See “Valuation of the Notes” in this pricing supplement.

t
The Performance of the Notes Will Depend on the Closing Price of the Applicable Underlying Stock Solely on the Quarterly Observation Dates, Which Makes the Notes Particularly Sensitive to Volatility of the Applicable Underlying Stock.  The performance of the Notes—including what you receive at maturity and whether the Notes are automatically called prior to maturity—will depend on the Closing Price of the applicable Underlying Stock on only four dates (or fewer, if the Notes are automatically called prior to maturity).  If the Notes are not earlier called, what you receive at maturity will depend solely on the Closing Price of the applicable Underlying Stock on the Final Valuation Date.  You will not receive the full stated principal amount of your Notes at maturity if the Closing Price of the applicable Underlying Stock on the Final Valuation Date is less than the applicable Conversion Price, even if the Closing Price of the applicable Underlying Stock is greater than the applicable Conversion Price on other days during the term of the Notes.  Moreover, your Notes will be automatically called prior to maturity if the Closing Price of the applicable Underlying Stock is greater than or equal to the applicable Initial Price on any of the first three Observation Dates, even if the Closing Price of the applicable Underlying Stock is less than the applicable Initial Price on other days during the term of the Notes.

Because the performance of the Notes depends on the Closing Price of the applicable Underlying Stock on a small number of dates, the Notes will be particularly sensitive to volatility in the Closing Price of the applicable Underlying Stock, particularly around the Observation Dates.  Even if the Closing Price of the applicable Underlying Stock does, in general, decline moderately over the term of the Notes, the Notes may nevertheless not perform as well as expected, and your investment may result in a loss, if volatility in the applicable Underlying Stock results in a Closing Price on an Observation Date that deviates from the general trend.  You should understand that the price of the applicable Underlying Stock has historically been highly volatile.

t
Hedging and Trading Activity by the Calculation Agent and Its Affiliates, or UBS and Its Affiliates, Could Potentially Affect the Value of the Notes.  We expect to hedge our obligations under the Notes through certain affiliated or unaffiliated counterparties, who may take positions directly in shares of the applicable Underlying Stock or in instruments, such as options, futures and/or swaps, the value of which is derived from the applicable Underlying Stock. We or our counterparties may also adjust this hedge during the term of the Notes and close out or unwind this hedge on or before an Observation Date, which may involve our counterparties purchasing or selling shares of the applicable Underlying Stock or such instruments.  This hedging activity on or prior to the Trade Date could potentially affect the price of the applicable Underlying Stock on the Trade Date.  Additionally, this hedging activity during the term of the Notes, including on or near an Observation Date, could affect the price of the applicable Underlying Stock on such Observation Date and, therefore, affect the likelihood of the Notes being automatically called or, in the case of the Final Valuation Date, of your receiving shares of applicable Underlying Stock at maturity worth less than the stated principal amount.  This hedging activity may present a conflict of interest between your interests as a holder of the Notes and the interests we and/or our counterparties, which may be our affiliates, have in executing, maintaining and adjusting hedging transactions. These hedging activities could also affect the price, if any, at which CGMI may be willing to purchase your Notes in a secondary market transaction.

CGMI and other of our affiliates, and UBS and its affiliates, may also trade shares of the applicable Underlying Stock and other financial instruments related to the applicable Underlying Stock on a regular basis (taking long or short positions or both), for their accounts, for other accounts under their management or to facilitate transactions, including block transactions, on behalf of customers.  As with our or our affiliates’ hedging activity, this trading activity could affect the price of the applicable Underlying Stock and, therefore, the performance of the Notes.

It is possible that these hedging or trading activities could result in a substantial return for our affiliates while the value of the Notes declines.

t
Our Offering of the Notes Does Not Constitute a Recommendation of the Applicable Underlying Stock.  You should not take our offering of the Notes as an expression of our views about how the applicable Underlying Stock will perform in the future or as a recommendation to invest in the applicable Underlying Stock, including through an investment in the Notes.  As we are part of a global financial institution, our affiliates may, and often do, have positions (including short positions) in the applicable Underlying Stock that conflict with an investment in the Notes.  You should undertake an independent determination of whether an investment in the Notes is suitable for you in light of your specific investment objectives, risk tolerance and financial resources.

t
Any Research, Opinions or Recommendations Published or Made by CGMI, UBS or their Respective Affiliates May Be Inconsistent with an Investment in the Notes or with Each Other.  CGMI, UBS or their respective affiliates and agents may publish research from time to time on financial markets and other matters that may influence the value of the Notes, or express opinions or provide recommendations that are inconsistent with purchasing or holding the Notes.  Any research, opinions or recommendations expressed by CGMI, UBS or their respective affiliates or agents may not be consistent with each other and may be modified from time to time without notice. You should make your own independent investigation of the merits of investing in the Notes.

t
We or Our Affiliates, or UBS or its Affiliates, May Have Economic Interests that Are Adverse to Those of the Holders of the Notes as a Result of their Respective Business Activities.  Our affiliates, or UBS or its affiliates, may currently or from time to time engage in business with the applicable Underlying Stock Issuer.  These activities may include extending loans to, making equity investments in or providing advisory services to the applicable Underlying Stock Issuer, including merger and acquisition advisory services.  In the course of this business, we or our affiliates, or UBS or its affiliates, may acquire non-public information about the applicable Underlying Stock Issuer, which will not be disclosed to you.  Any prospective purchaser of the Notes should undertake an independent investigation of the applicable Underlying Stock Issuer as in its judgment is appropriate to make an informed decision with respect to an investment in the Notes. We do not make any representation or warranty to any purchaser of the Notes with respect to any matters whatsoever relating to our affiliates’ business with the applicable Underlying Stock Issuer.

If any of our affiliates, or if UBS or any of its affiliates, is or becomes a creditor of the applicable Underlying Stock Issuer or otherwise enter into any transaction with the applicable Underlying Stock Issuer in the course of our business, they may exercise remedies against the applicable Underlying Stock Issuer without regard to the impact on your interests as a holder of the Notes.

Additionally, we or one of our affiliates, or UBS or one of its affiliates, may serve as issuer, agent or underwriter for issuances of other securities or financial instruments with returns linked or related to changes in the price of the applicable Underlying Stock.  To the extent that we or one of our affiliates, or UBS or one of its affiliates, does so, our or their interests with respect to these products may be adverse to those of the holders of the Notes.  By introducing competing products into the marketplace in this manner, we or one or more of our affiliates, or UBS or one or more of its affiliates, could adversely affect the value of the Notes.

t
The Historical Performance of the Applicable Underlying Stock Is Not an Indication of the Future Performance of the Applicable Underlying Stock.  The historical performance of the applicable Underlying Stock, which is included in this pricing supplement under “The Underlying Stocks” below, should not be taken as an indication of the future performance of the applicable Underlying Stock during the term of the Notes. Changes in the price of the applicable Underlying Stock will affect the value of the Notes and the payments you will receive on the Notes, but it is impossible to predict whether the price of the applicable Underlying Stock will fall or rise.

t
You Will Have No Rights Against the Applicable Underlying Stock Issuer, and You Will Not Receive Dividends On the Applicable Underlying Stock, Unless and Until You Receive Shares of the Applicable Underlying Stock at Maturity.  As a holder of the Notes, you will not be entitled to any rights with respect to the applicable Underlying Stock or the applicable Underlying Stock Issuer, including voting rights and rights to receive any dividends or other distributions on the applicable Underlying Stock, but you will be subject to all changes affecting the applicable Underlying Stock.  You will have rights with respect to the applicable Underlying Stock only when (and if) you receive shares of the applicable Underlying Stock at maturity of the Notes.  The applicable Underlying Stock Issuer is not involved in the offering of the Notes in any way, and the applicable Underlying Stock Issuer does not have any obligation to consider your interests as a holder of Notes.

For example, in the event that an amendment is proposed to an applicable Underlying Stock Issuer's certificate of incorporation or by-laws requiring stockholder approval and the record date for determining the stockholders of record entitled to vote on the amendment occurs prior to the date you receive shares of the applicable Underlying Stock (if at all), you will not be entitled to vote on the amendment, even though you will nevertheless be subject to any changes in the powers, preferences or special rights of the applicable Underlying Stock in the event you receive shares of the applicable Underlying Stock at maturity.  Any such change to the shares of applicable Underlying Stock may adversely affect their price, which will adversely affect the value of the Notes and increase the likelihood that you lose money on your investment.

t
We Have No Affiliation With the Applicable Underlying Stock Issuer and Are Not Responsible for Its Public Disclosures.  We are not affiliated with the applicable Underlying Stock Issuer, and the applicable Underlying Stock Issuer is not involved in this offering of the Notes in any way.  Consequently, we have no control over the actions of the applicable Underlying Stock Issuer, including any corporate actions of the type that would require the Calculation Agent to adjust what you will receive at maturity.  The applicable Underlying Stock Issuer does not have any obligation to consider your interests as an investor in the Notes in taking any corporate actions that might affect the value of your Notes.  None of the money you pay for the Notes will go to the applicable Underlying Stock Issuer.

In addition, as we are not affiliated with the applicable Underlying Stock Issuer, we do not assume any responsibility for the accuracy or adequacy of any information about the applicable Underlying Stock or the applicable Underlying Stock Issuer contained in the applicable Underlying Stock Issuer’s public disclosures.  We have made no “due diligence” or other investigation into the applicable Underlying Stock Issuer.  As an investor in the Notes, you should make your own investigation into the applicable Underlying Stock Issuer.

t
The Notes Will Not Be Adjusted for All Events that Could Affect the Price of the Applicable Underlying Stock.  Certain events may occur during the term of the Notes that have a dilutive effect on the value of the applicable Underlying Stock or otherwise adversely affect the price of the applicable Underlying Stock.  The Calculation Agent will make certain adjustments for some of these events, as described under “Additional Terms of the Notes—Dilution and Reorganization Adjustments.”  However, an adjustment will not be made for all events that could have a dilutive or adverse effect on the applicable Underlying Stock or its price, such as ordinary dividends, share repurchases, partial tender offers or additional public offerings of shares of the applicable Underlying Stock by the applicable Underlying Stock Issuer, and the adjustments that are made may not fully offset the dilutive or adverse effect of the particular event.  Accordingly, the occurrence of any event that has a dilutive or adverse effect on the applicable Underlying Stock may make it more likely that the Closing Price of the applicable Underlying Stock declines below the applicable Conversion Price on the Final Valuation Date, and in that case, reduce the value of the applicable Underlying Stock that you would receive at maturity.  Unlike an investor in the Notes, a direct holder of shares of the applicable Underlying Stock may receive an offsetting benefit from any such event that may not be reflected in an adjustment to the terms of the Notes, and so you may experience dilution or adverse consequences in a circumstance in which a direct holder would not.

t
If the Applicable Underlying Stock is Delisted, We May Call the Notes Prior to Maturity.  If the applicable Underlying Stock is delisted from its exchange (other than in connection with a reorganization event) and not then or immediately thereafter listed on a U.S. national securities exchange, we will have the right to call the Notes prior to the maturity date.  If we exercise this call right, you will receive the amount described below under “Additional Terms of the Notes—Delisting of the Applicable Underlying Stock.”  This amount may be less, and possibly significantly less, than the stated principal amount of the Notes and/or the total amount you would have received under the Notes had you continued to hold your Notes to maturity or earlier call.

t
The Notes May Become Linked to Shares of an Issuer Other Than the Original Applicable Underlying Stock Issuer.  In connection with certain reorganization events described under “Additional Terms of the Notes—Dilution and Reorganization Adjustments” and “—Delisting of the Applicable Underlying Stock,” the Notes may become linked to shares of an issuer other than the original applicable Underlying Stock Issuer.  For example, if the applicable Underlying Stock Issuer enters into a merger agreement with another issuer that provides for holders of shares of the applicable Underlying Stock to receive shares of the other issuer, the Notes will become linked to such other shares upon consummation of the merger.  In any such case, the Closing Price of the applicable Underlying Stock will be determined by reference to the Closing Price of the applicable other shares, and if the Notes are not redeemed early and the applicable Final Price is less than the applicable Conversion Price, you will receive such other shares at maturity.  You may not wish to have investment exposure to the shares of any other issuer to which the Notes may become linked and may not have bought the Notes had they been linked to such other shares from the beginning.

t
The Calculation Agent, Which is an Affiliate of Ours, Will Make Important Determinations with Respect to the Notes.  As Calculation Agent, CGMI, our affiliate, will determine whether the Closing Price of the applicable Underlying Stock is less than the applicable Conversion Price on the Final Valuation Date or greater than or equal to the applicable Initial Price on any Observation Date, whether the Notes are automatically called and, if not, what you will receive at maturity.  In addition, if certain events occur, CGMI will be required to make certain discretionary judgments that could significantly affect what you will receive at maturity of the Notes.  In making these judgments, CGMI’s interests as an affiliate of ours could be adverse to your interests as a holder of the Notes.  Such judgments could include, among other things:

t	determining whether a Market Disruption Event with respect to the applicable Underlying Stock has occurred;

t
if a Market Disruption Event with respect to the applicable Underlying Stock occurs on any Observation Date, determining whether to postpone the Observation Date, as described under “Additional Terms of the Notes—Consequences of a Market Disruption Event; Postponement of an Observation Date”;

t	determining the Closing Price of the applicable Underlying Stock if the price is not otherwise available or a Market Disruption Event has occurred with respect to the applicable Underlying Stock;

t
determining the appropriate adjustments to be made to the applicable Share Delivery Amount, Initial Price and Conversion Price upon the occurrence of an event described under “Additional Terms of the Notes—Dilution and Reorganization Adjustments;” and

t
if the applicable Underlying Stock is delisted and we do not exercise our call right, determining whether to select Successor Shares and, if so, determining which shares to select as Successor Shares (see “Additional Terms of the Notes—Delisting of the Applicable Underlying Stock”).

Any of these determinations made by CGMI, in its capacity as Calculation Agent, may adversely affect your return on the Notes.

t
The U.S. Federal Tax Consequences of an Investment in the Notes are Unclear.  There is no direct legal authority as to the proper U.S. federal tax treatment of the Notes, and we do not intend to request a ruling from the Internal Revenue Service (the “IRS”).  Consequently, significant aspects of the tax treatment of the Notes are uncertain, and the IRS or a court might not agree with the treatment described herein.  If the IRS were successful in asserting an alternative treatment, the tax consequences of ownership and disposition of the Notes might be materially and adversely affected.  As described below under “United States Federal Tax Considerations,” in 2007 the U.S. Treasury Department and the IRS released a notice requesting comments on various issues regarding the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments.  While it is not clear whether the Notes would be viewed as similar to the typical prepaid forward contract described in the notice, any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the Notes, including the character and timing of income or loss and the degree, if any, to which income realized by non-U.S. persons is subject to withholding tax, possibly with retroactive effect.

As described below under “United States Federal Tax Considerations,” in connection with any information reporting requirements we may have in respect of the Notes under applicable law, we intend to treat a portion of each coupon payment as attributable to interest and the remainder to option premium.  However, in light of the uncertain treatment of the Notes, it is possible that other persons having withholding or information reporting responsibility in respect of the Notes may treat a Note differently, for instance, by treating the entire coupon payment as ordinary income at the time received or accrued by a holder and/or treating some or all of each coupon payment on a Note as subject to withholding tax at a rate of 30%.  Moreover, it is possible that in the future we may determine that we should withhold at a rate of 30% on coupon payments on the Notes.  If withholding applies to the Notes, we will not be required to pay any additional amounts with respect to amounts so withheld.

Both U.S. and non-U.S. persons considering an investment in the Notes should review carefully the section of this pricing supplement entitled “United States Federal Tax Considerations” and consult their tax advisers regarding the U.S. federal tax consequences of an investment in the Notes (including possible alternative treatments and the issues presented by the 2007 notice), as well as tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

Hypothetical Examples and Return Table

Assumptions

The following examples and return table illustrate the payment at maturity or upon an automatic call under different hypothetical scenarios on a hypothetical offering of Notes linked to a hypothetical Underlying Stock assuming the following*:

Hypothetical Term:	12 months (unless earlier called)
Hypothetical Coupon Rate**:	5.00% per annum (or approximately $4.1667 per monthly period)
Hypothetical Initial Price:	$50.00 per share
Hypothetical Conversion Price:	$42.50 (85% of the Initial Price)
Hypothetical Share Delivery Amount:	Approximately 23.53 shares per Note ($1,000 / Conversion Price of $42.50)
Hypothetical Stated Principal Amount:	$1,000 per Note
Hypothetical Dividend Yield on the Underlying Stock***:	3.00% during the term of the Notes (3.00% annual dividend yield)

*
Actual Coupon Rate and other terms for each Note to be set on the Trade Date. The actual value of the coupon payments you will receive over the term of the Notes (until maturity or an earlier automatic call), the actual market value of the number of shares of the applicable Underlying Stock equal to the Share Delivery Amount or the stated principal amount, as applicable, you may receive at maturity if the Notes have not been automatically called, and therefore the total return at maturity or upon an automatic call, and the actual Conversion Price applicable to your Notes may be more or less than the amounts displayed in these hypothetical scenarios, and will depend in part on the Initial Price of the applicable Underlying Stock, which will be set on the Trade Date.

**	Coupon payments will be paid in arrears in monthly installments during the term of the Note on an unadjusted basis, unless earlier called.
***
Hypothetical dividend yield holders of the hypothetical Underlying Stock might receive over the term of the Notes.  Holders of the Notes will not be entitled to any dividend payments received by holders of the applicable Underlying Stock.

The examples below and the return table on the following page are purely hypothetical and are not based on any specific offering of Notes linked to any specific Underlying Stock. These examples and return table are intended to illustrate (a) under what circumstances the Notes will be subject to an automatic call, (b) how the value of the payment at maturity on the Notes will depend on whether the Final Price of the applicable Underlying Stock is below the specified Conversion Price and (c) how the total return on the Notes may be less than the total return on a direct investment in the applicable Underlying Stock in certain scenarios. The examples and table below have been rounded for ease of analysis.

Example 1 — Notes Are Called on the First Observation Date
Closing Price at First Observation Date:	$55.00 (at or above Initial Price, Notes are called)
Payment at Call Settlement Date:	$1,004.16
Coupons Previously Paid:	$8.34 ($4.1667 × 2 months)
Total Payments on the Notes:	$1,012.50
Total Return on the Notes:	1.25%

Because the Notes are called on the first Observation Date, we will pay on the Call Settlement Date a cash payment equal to the stated principal amount plus the coupon for the corresponding Coupon Payment Date. When added to the coupon payments of $8.34 received on previous Coupon Payment Dates, we will have paid you a total of $1,012.50 per Note for a 1.25% total return on the Notes. You will not receive any further payments on the Notes.

Example 2 — Notes Are Called on the Final Valuation Date
Closing Price at First Observation Date:	$45.00 (below Initial Price, Notes NOT called)
Closing Price at Second Observation Date:	$42.50 (below Initial Price, Notes NOT called)
Closing Price at Third Observation Date:	$45.00 (below Initial Price, Notes NOT called)
Closing Price at Final Valuation Date:	$52.50 (at or above Initial Price, Notes are called)

Payment at Call Settlement Date:	$1,004.16
Coupons Previously Paid:	$45.84 ($4.1667 × 11 months)
Total Payments on the Notes:	$1,050.00
Total Return on the Notes:	5.00%

Because the Notes are called on the final Observation Date (which is the Final Valuation Date), we will pay on the Maturity Date a cash payment equal to the stated principal amount plus the coupon for the corresponding Coupon Payment Date. When added to the coupon payments of $45.84 received on previous Coupon Payment Dates, we will have paid you a total of $1,050.00 per Note for a 5.00% total return on the Notes.

Example 3 — Notes Are NOT Called and the Final Price Is NOT Below the Conversion Price
Closing Price at First Observation Date:	$45.00 (below Initial Price, Notes NOT called)
Closing Price at Second Observation Date:	$42.50 (below Initial Price, Notes NOT called)
Closing Price at Third Observation Date:	$45.00 (below Initial Price, Notes NOT called)
Closing Price at Final Valuation Date*:	$45.00 (below Initial Price, but above Conversion Price, Notes NOT called)

Payment at Maturity:	$1,004.16
Coupons Previously Paid:	$45.84 ($4.1667 × 11 months)
Total Payments on the Notes:	$1,050.00
Total Return on the Notes:	5.00%

Because the Notes are not called on any Observation Date and the Final Price of the Underlying Stock is not below the applicable Conversion Price, your principal is repaid and we will pay on the Maturity Date a cash payment equal to the stated principal amount plus the coupon for the corresponding Coupon Payment Date. When added to the coupon payments of $45.84 received on previous Coupon Payment Dates, we will have paid you a total of $1,050.00 per Note for a 5.00% total return on the Notes.

Example 4 — Notes Are NOT Called and the Final Price Is Below the Conversion Price
Closing Price at First Observation Date:	$45.00 (below Initial Price, Notes NOT called)

Closing Price at Second Observation Date:	$42.50 (below Initial Price, Notes NOT called)
Closing Price at Third Observation Date:	$45.00 (below Initial Price, Notes NOT called)
Closing Price at Final Valuation Date:	$21.25 (below Initial Price and Conversion Price, Notes NOT called)

Payment at Maturity (consisting of the Share Delivery Amount)*:	$500.00 (approximately 23.53 shares × $21.25)
Coupon Paid at Maturity:	$4.16
Coupons Previously Paid:	$45.84 ($4.1667 × 11 months)
Total Value Paid or Delivered on the Notes:	$550.00
Total Return on the Notes:	-45.00%

Because the Notes are not called on any Observation Date and the Final Price of the Underlying Stock is below the Conversion Price, we will deliver on the Maturity Date the Share Delivery Amount, with fractional shares included in the Share Delivery Amount paid in cash at the Final Price. The value received at maturity and the total return on the Notes at that time depends on (i) the price of one share of the Underlying Stock on the Maturity Date and (ii) the Final Price for any fractional shares of the Share Delivery Amount. We will also pay the coupon for the corresponding coupon payment. When added to the coupon payments of $45.84 previously received, the value of the Share Delivery Amount and coupons received from us would be worth a total of $550.00 per Note for a loss on the Notes of 45.00%.
* For calculating the return in this example, the Closing Price of the Underlying Stock on the Final Valuation Date is deemed to be the same as the Closing Price of the Underlying Stock on the Maturity Date.

Hypothetical Return at Maturity(1)

Underlying Stock			Conversion Event Does Not Occur(2)		Conversion Event Occurs(3)
Hypothetical Final Stock Price(4)	Stock Price Return(5)	Total Return on the Underlying Stock at Maturity(6)	Payment at Maturity + Coupon Payments(7)	Total Return on the Notes at Maturity(8)	Value of Payment at Maturity + Coupon Payments(9)	Total Return on the Notes at Maturity(8)
$75.00	50.00%	53.00%	$1,050.00	5.00%	N/A	N/A
$72.50	45.00%	48.00%	$1,050.00	5.00%	N/A	N/A
$70.00	40.00%	43.00%	$1,050.00	5.00%	N/A	N/A
$67.50	35.00%	38.00%	$1,050.00	5.00%	N/A	N/A
$65.00	30.00%	33.00%	$1,050.00	5.00%	N/A	N/A
$62.50	25.00%	28.00%	$1,050.00	5.00%	N/A	N/A
$60.00	20.00%	23.00%	$1,050.00	5.00%	N/A	N/A
$57.50	15.00%	18.00%	$1,050.00	5.00%	N/A	N/A
$55.00	10.00%	13.00%	$1,050.00	5.00%	N/A	N/A
$52.50	5.00%	8.00%	$1,050.00	5.00%	N/A	N/A
$50.00	0.00%	3.00%	$1,050.00	5.00%	N/A	N/A
$47.50	-5.00%	-2.00%	$1,050.00	5.00%	N/A	N/A
$45.00	-10.00%	-7.00%	$1,050.00	5.00%	N/A	N/A
$42.50	-15.00%	-12.00%	$1,050.00	5.00%	N/A	N/A
$42.00	-16.00%	-13.00%	N/A	N/A	$1,038.26	3.83%
$41.30	-17.40%	-14.40%	N/A	N/A	$1,021.79	2.18%
$40.00	-20.00%	-17.00%	N/A	N/A	$991.20	-0.88%
$37.50	-25.00%	-22.00%	N/A	N/A	$932.38	-6.76%
$35.00	-30.00%	-27.00%	N/A	N/A	$873.55	-12.65%
$32.50	-35.00%	-32.00%	N/A	N/A	$814.73	-18.53%
$30.00	-40.00%	-37.00%	N/A	N/A	$755.90	-24.41%
$27.50	-45.00%	-42.00%	N/A	N/A	$697.08	-30.29%
$25.00	-50.00%	-47.00%	N/A	N/A	$638.25	-36.18%
$20.00	-60.00%	-57.00%	N/A	N/A	$520.60	-47.94%
$15.00	-70.00%	-67.00%	N/A	N/A	$402.95	-59.71%
$10.00	-80.00%	-77.00%	N/A	N/A	$285.30	-71.47%
$5.00	-90.00%	-87.00%	N/A	N/A	$167.65	-83.24%
$0.00	-100.00%	-97.00%	N/A	N/A	$50.00	-95.00%

(1)	This table assumes that the Notes are not called at any time during the term of the Notes prior to the Final Valuation Date pursuant to the call feature.
(2)	A conversion event does not occur if the hypothetical Final Price of the Underlying Stock is not below the hypothetical Conversion Price.
(3)	A conversion event occurs if the hypothetical Final Price of the Underlying Stock is below the hypothetical Conversion Price.
(4)
If the hypothetical Final Price of the Underlying Stock is not below the Conversion Price, the hypothetical Final Stock Price represents the Closing Price of one share of the Underlying Stock as of the Final Valuation Date. If the hypothetical Final Price of the Underlying Stock is below the hypothetical Conversion Price on the Final Valuation Date, the hypothetical Final Stock Price represents the Closing Price of one share of the Underlying Stock as of the Final Valuation Date and the Maturity Date.

(5)	The stock price return is provided for illustrative purposes only.
(6)	The total return on the Underlying Stock at maturity includes a 3.00% cash dividend payment.
(7)	Payment consists of the Stated Principal Amount plus coupon payments of 5.00% per annum.
(8)	The total return on the Notes at maturity includes coupon payments of 5.00% per annum.
(9)
The actual value of this payment consists of the market value of a number of shares of the Underlying Stock equal to the Share Delivery Amount, valued and delivered as of the Maturity Date, coupled with any fractional shares paid in cash at the Final Price, plus coupon payments of 5.00% per annum.

The numbers appearing in these hypothetical examples have been rounded for ease of analysis.

Because the Closing Price of one share of each Underlying Stock may be subject to significant fluctuation over the term of the Notes, it is not possible to present a chart or table illustrating the complete range of possible payment and total return on the Notes at maturity for any specific offering of Notes linked to any specific Underlying Stock.

The hypothetical returns and hypothetical payments on the Notes shown above do not reflect fees or expenses that would be associated with any sale in the secondary market. If these fees and expenses were included, the hypothetical returns and hypothetical payments shown above would likely be lower.

Plan of Distribution; Conflicts of Interest

The terms and conditions set forth in the Global Selling Agency Agreement dated November 13, 2013 (the “GSAA”) among Citigroup and the Agents listed on Schedule I thereto, including CGMI and UBS, govern the sale and purchase of the Notes.  CGMI is acting as lead agent for the offering of the Notes and UBS is acting as agent for the offering of the Notes, in each case pursuant to the GSAA.

CGMI, acting as principal, expects to purchase from Citigroup, and Citigroup expects to sell to CGMI, (i) $           aggregate stated principal amount of Notes (           Notes) linked to the common stock of Yahoo! Inc. for $985 per Note and (ii) $           aggregate stated principal amount of Notes (           Notes) linked to the common stock of Beazer Homes USA, Inc. for $985 per Note. UBS, acting as principal, expects to purchase from CGMI, and CGMI expects to sell to UBS, all of such Notes for $985 per Note. UBS proposes to sell the Notes to the public for $1,000 per Note. UBS will receive an underwriting discount of $15 per Note for each Note it sells.  The underwriting discount will be received by UBS and its financial advisors collectively. If all of the Notes are not sold at the initial offering price, CGMI may change the public offering price and other selling terms.

The Notes will not be listed on any securities exchange.

In order to hedge its obligations under the Notes, Citigroup expects to enter into one or more swaps or other derivatives transactions with one or more of its affiliates.  You should refer to the section “Risk Factors Relating to the Notes—The Estimated Value of the Notes on the Trade Date, Based on CGMI’s Proprietary Pricing Models and Our Internal Funding Rate, Will Be Less than the Issue Price” in this pricing supplement and the section “Use of Proceeds and Hedging” in the accompanying prospectus.

CGMI is an affiliate of Citigroup.  Accordingly, the offering will conform to the requirements set forth in Rule 5121 of the Conduct Rules of the Financial Industry Regulatory Authority, Inc. Client accounts over which Citigroup, its subsidiaries or affiliates of its subsidiaries have investment discretion are not permitted to purchase the Notes, either directly or indirectly, without the prior written consent of the client.

The Underlying Stocks

Included on the following pages is a brief description of each Underlying Stock Issuer. This information has been obtained from publicly available sources, without independent verification. Also included on the following pages is a table for each Underlying Stock that sets forth the high, low and end-of-quarter Closing Prices of each Underlying Stock for each quarter in the period shown.  The graph associated with each such table shows the Closing Prices of each Underlying Stock for each day such prices were available in that same period.  We obtained the information in the tables and graphs below from Bloomberg L.P., without independent verification.  These historical data on each Underlying Stock are not indicative of the future performance of each Underlying Stock or what the value of the Notes may be. Any historical upward or downward trend in the value of the applicable Underlying Stock during any period set forth below is not an indication that the price of the applicable Underlying Stock is more or less likely to increase or decrease at any time during the term of the Notes, and no assurance can be given as to the Closing Price of the applicable Underlying Stock on any Observation Date.

Each Underlying Stock is registered under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Companies with securities registered under the Exchange Act are required to file financial and other information specified by the SEC periodically. Information filed by each Underlying Stock Issuer with the SEC can be reviewed electronically through a website maintained by the SEC at http://www.sec.gov. Information filed with the SEC by each Underlying Stock Issuer can be located by reference to its SEC file number provided below. In addition, information regarding each Underlying Stock Issuer may be obtained from other sources including, but not limited to, press releases, newspaper articles and other publicly disseminated documents.

This pricing supplement relates only to the Notes offered hereby and does not relate to the applicable Underlying Stock or other securities of the applicable Underlying Stock Issuer.  We have derived all disclosures contained in this pricing supplement regarding the applicable Underlying Stock Issuer from the publicly available documents described in the preceding paragraph. In connection with the offering of the Notes, none of Citigroup, CGMI or UBS has participated in the preparation of such documents or made any due diligence inquiry with respect to the applicable Underlying Stock Issuer, such publicly available documents or any other publicly available information regarding the applicable Underlying Stock Issuer.

The Notes represent obligations of Citigroup only. The applicable Underlying Stock Issuer is not involved in any way in this offering and has no obligation relating to the Notes or to holders of the Notes.

None of Citigroup, UBS or any of their respective subsidiaries makes any representation to you as to the performance of the applicable Underlying Stock.

Yahoo! Inc.

According to its publicly available filings with the SEC, Yahoo! Inc., which we refer to as Yahoo, is a global technology company that provides products and services for the Internet and mobile devices.  Information provided to or filed with the SEC by Yahoo pursuant to the Exchange Act can be located by reference to the SEC file number 000-28018.  The common stock of Yahoo, par value $0.001 per share (Bloomberg ticker: YHOO), is listed on The NASDAQ Global Select Market.

Historical Information Regarding the Common Stock of Yahoo

The following table sets forth, for each of the quarterly periods indicated, the high, low and end-of-quarter Closing Prices of one share of the common stock of Yahoo from January 2, 2008 through August 5, 2014. The Closing Price of one share of the common stock of Yahoo on August 5, 2014 was $35.70.  The actual Initial Price will be the Closing Price of one share of the common stock of Yahoo on the Trade Date. We obtained the Closing Prices and other information below from Bloomberg, L.P., without independent verification. The Closing Prices and this other information may be adjusted by Bloomberg, L.P. for corporate actions such as stock splits, public offerings, mergers and acquisitions, spin-offs, delistings and bankruptcy.

Since its inception, the price of the common stock of Yahoo has experienced significant fluctuations. The historical performance of the common stock of Yahoo should not be taken as an indication of future performance, and no assurance can be given as to the Closing Prices of one share of the common stock of Yahoo during the term of the Notes. We cannot give you assurance that the performance of the common stock of Yahoo will result in the return of any of your initial investment. We make no representation as to the amount of dividends, if any, that Yahoo will pay in the future. In any event, as an investor in the Notes, you will not be entitled to receive dividends, if any, that may be payable on the common stock of Yahoo.

Quarter Begin	Quarter End	Quarterly High	Quarterly Low	Close
1/2/2008	3/31/2008	$29.98	$19.05	$28.93
4/1/2008	6/30/2008	$28.67	$20.66	$20.66
7/1/2008	9/30/2008	$24.64	$16.88	$17.30
10/1/2008	12/31/2008	$16.96	$8.95	$12.20
1/2/2009	3/31/2009	$14.12	$11.01	$12.81
4/1/2009	6/30/2009	$16.67	$12.75	$15.66
7/1/2009	9/30/2009	$17.81	$14.18	$17.81
10/1/2009	12/31/2009	$17.67	$14.97	$16.78
1/4/2010	3/31/2010	$17.23	$14.79	$16.53
4/1/2010	6/30/2010	$18.97	$13.83	$13.83
7/1/2010	9/30/2010	$15.52	$13.08	$14.17
10/1/2010	12/31/2010	$17.02	$14.23	$16.63
1/3/2011	3/31/2011	$17.77	$15.58	$16.65
4/1/2011	6/30/2011	$18.65	$14.69	$15.04
7/1/2011	9/30/2011	$15.81	$11.09	$13.16
10/3/2011	12/30/2011	$16.71	$13.53	$16.13
1/3/2012	3/30/2012	$16.31	$14.42	$15.22
4/2/2012	6/29/2012	$15.83	$14.78	$15.83
7/2/2012	9/28/2012	$16.22	$14.65	$15.98
10/1/2012	12/31/2012	$19.90	$15.68	$19.90
1/2/2013	3/28/2013	$23.59	$18.99	$23.53
4/1/2013	6/28/2013	$27.30	$23.26	$25.11
7/1/2013	9/30/2013	$33.55	$24.99	$33.16
10/1/2013	12/31/2013	$40.85	$32.11	$40.44
1/2/2014	3/31/2014	$41.23	$34.89	$35.90
4/1/2014	6/30/2014	$36.94	$32.86	$35.13
7/1/2014	8/5/2014*	$36.60	$33.21	$35.70

*
As of the date of this pricing supplement, available information for the third calendar quarter of 2014 includes data for the period from July 1, 2014 through August 5, 2014. Accordingly, the “Quarterly High,” “Quarterly Low” and “Close” data indicated are for this shortened period only and do not reflect complete data for the third calendar quarter of 2014.

The graph below illustrates the daily performance of the common stock of Yahoo from January 2, 2008 through August 5, 2014, based on information from Bloomberg, L.P., without independent verification.  The dotted line represents a hypothetical Conversion Price, equal to 85% of the Closing Price on August 5, 2014. The actual Conversion Price will be based on the Closing Price of one share of the common stock of Yahoo on the Trade Date.

Past performance of the Underlying Stock is not indicative of the future performance of the Underlying Stock.

Common Stock of Yahoo! Inc. Closing Prices
January 2, 2008 to August 5, 2014

Beazer Homes USA, Inc.

According to its publicly available filings with the SEC, Beazer Homes USA, Inc., which we refer to as Beazer, is a homebuilder operating in the United States.  Information provided to or filed with the SEC by Beazer pursuant to the Exchange Act can be located by reference to the SEC file number 001-12822. The common stock of Beazer, par value $0.001 per share (Bloomberg ticker: BZH), is listed on The New York Stock Exchange.

Historical Information Regarding the Common Stock of Beazer Homes

The following table sets forth, for each of the quarterly periods indicated, the high, low and end-of-quarter Closing Prices of one share of the common stock of Beazer from January 2, 2008 through August 5, 2014. The Closing Price of one share of the common stock of Beazer on August 5, 2014 was $16.38.  The actual Initial Price will be the Closing Price of one share of the common stock of Beazer on the Trade Date. We obtained the Closing Prices and other information below from Bloomberg, L.P., without independent verification. The Closing Prices and this other information may be adjusted by Bloomberg, L.P. for corporate actions such as stock splits, public offerings, mergers and acquisitions, spin-offs, delistings and bankruptcy.

Since its inception, the price of the common stock of Beazer has experienced significant fluctuations. The historical performance of the common stock of Beazer should not be taken as an indication of future performance, and no assurance can be given as to the Closing Prices of one share of the common stock of Beazer during the term of the Notes. We cannot give you assurance that the performance of the common stock of Beazer will result in the return of any of your initial investment. We make no representation as to the amount of dividends, if any, that Beazer will pay in the future. In any event, as an investor in the Notes, you will not be entitled to receive dividends, if any, that may be payable on the common stock of Beazer.

Quarter Begin	Quarter End	Quarterly High	Quarterly Low	Close
1/2/2008	3/31/2008	$52.85	$24.95	$47.25
4/1/2008	6/30/2008	$60.50	$26.50	$27.85
7/1/2008	9/30/2008	$45.55	$17.75	$29.90
10/1/2008	12/31/2008	$31.05	$6.35	$7.90
1/2/2009	3/31/2009	$8.30	$1.25	$5.05
4/1/2009	6/30/2009	$17.85	$4.40	$9.15
7/1/2009	9/30/2009	$33.20	$7.25	$27.95
10/1/2009	12/31/2009	$29.60	$20.25	$24.20
1/4/2010	3/31/2010	$27.10	$19.50	$22.70
4/1/2010	6/30/2010	$34.40	$18.15	$18.15
7/1/2010	9/30/2010	$23.15	$16.05	$20.65
10/1/2010	12/31/2010	$28.10	$19.75	$26.95
1/3/2011	3/31/2011	$30.75	$21.70	$22.85
4/1/2011	6/30/2011	$23.60	$15.75	$16.95
7/1/2011	9/30/2011	$18.20	$7.50	$7.55
10/3/2011	12/30/2011	$12.50	$6.90	$12.40
1/3/2012	3/30/2012	$19.65	$12.70	$16.25
4/2/2012	6/29/2012	$16.35	$11.60	$16.25
7/2/2012	9/28/2012	$19.95	$11.25	$17.75
10/1/2012	12/31/2012	$18.80	$13.15	$16.89
1/2/2013	3/28/2013	$19.20	$15.00	$15.84
4/1/2013	6/28/2013	$22.73	$14.01	$17.52
7/1/2013	9/30/2013	$19.58	$15.92	$18.00
10/1/2013	12/31/2013	$24.42	$16.99	$24.42
1/2/2014	3/31/2014	$24.71	$19.64	$20.08
4/1/2014	6/30/2014	$21.10	$18.18	$20.98
7/1/2014	8/5/2014*	$21.21	$15.35	$16.38

*
As of the date of this pricing supplement, available information for the third calendar quarter of 2014 includes data for the period from July 1, 2014 through August 5, 2014. Accordingly, the “Quarterly High,” “Quarterly Low” and “Close” data indicated are for this shortened period only and do not reflect complete data for the third calendar quarter of 2014.

The graph below illustrates the daily performance of the common stock of Beazer from January 2, 2008 through August 5, 2014, based on information from Bloomberg, L.P., without independent verification.  The dotted line represents a hypothetical Conversion Price, equal to 82% of the Closing Price on August 5, 2014. The actual Conversion Price will be based on the Closing Price of one share of the common stock of Beazer on the Trade Date.

Past performance of the Underlying Stock is not indicative of the future performance of the Underlying Stock.

Additional Terms of the Notes

Payment at Maturity

The Notes will mature on August    , 2015 (expected to be August 13, 2015) (the “Maturity Date”), subject to automatic early call.  If the Maturity Date falls on a day that is not a Business Day, the payment to be made on the Maturity Date will be made on the next succeeding Business Day with the same force and effect as if made on the Maturity Date, and no additional interest will accrue as a result of such delayed payment.

If the Notes have not been automatically called and the Final Price of the applicable Underlying Stock is below the applicable Conversion Price, we will deliver to you a number of shares of the applicable Underlying Stock equal to the applicable Share Delivery Amount for each Note you then hold.  In lieu of any fractional share of Underlying Stock that you would otherwise receive in respect of any Notes you hold, at maturity you will receive an amount in cash equal to the value of such fractional share (based on the Closing Price of the applicable Underlying Stock on the Final Valuation Date). The number of full shares of the applicable Underlying Stock and any cash in lieu of a fractional share that you receive at maturity will be calculated based on the aggregate number of Notes you then hold.

Certain Important Definitions

A “Business Day” means any day (i) that is not a Saturday, a Sunday or a day on which the securities exchanges or banking institutions or trust companies in the City of New York are authorized or obligated by law or executive order to close and (ii) on which DTC settles payments and/or deliveries of shares.

The monthly “Coupon Payment Dates” are expected to be the dates set forth under “Coupon Payment Dates” on PS-5 of this pricing supplement.  Each Coupon Payment Date (other than the Maturity Date) is subject to postponement as provided under “Coupon Payments Dates” above.

The “Calculation Agent” means CGMI, an affiliate of Citigroup, or any successor appointed by Citigroup.

The “Closing Price” of the applicable Underlying Stock (or any other security in the circumstances described under “—Dilution and Reorganization Adjustments” below) on any date of determination will be:

(1) if the applicable security is listed or admitted to trading on a U.S. national securities exchange on that date of determination, the last reported sale price, regular way (or, in the case of The NASDAQ Stock Market, the official closing price), of the principal trading session on such date of the Exchange for such security or, if such price is not available on the Exchange for such security, on any other U.S. national securities exchange on which such security is listed or admitted to trading, or

(2) if such security is not listed or admitted to trading on a U.S. national securities exchange on that date of determination and such security is issued by a non-U.S. issuer, the last reported sale price, regular way, of the principal trading session on such date of the Exchange for such security (converted into U.S. dollars as provided under “—Dilution and Reorganization Adjustments” below), in each case as determined by the Calculation Agent.  If no such price is available pursuant to clauses (1) or (2) above, the Closing Price of such security on the applicable date of determination will be the arithmetic mean, as determined by the Calculation Agent, of the bid prices of the security obtained from as many dealers in such security (which may include CGMI or any of our other affiliates or subsidiaries), but not exceeding three such dealers, as will make such bid prices available to the Calculation Agent.  If no bid prices are provided from any third party dealers, the Closing Price will be determined by the Calculation Agent in its sole and absolute discretion (acting in good faith) taking into account any information that it deems relevant.  If a Market Disruption Event occurs with respect to the applicable security on the applicable date of determination, the Calculation Agent may, in its sole discretion, determine the Closing Price of such security on such date either (x) pursuant to the two immediately preceding sentences or (y) if available, pursuant to clauses (1) or (2) above.

The “Final Price” of the applicable Underlying Stock will equal the Closing Price of the applicable Underlying Stock on the Final Valuation Date.

The “Conversion Price” for the applicable Underlying Stock will equal the applicable Conversion Price as set forth on the cover page of this pricing supplement.  The applicable Conversion Price will be subject to adjustment as described below under “—Dilution and Reorganization Adjustments.”  For purposes of the Notes, all calculations with respect to the applicable Conversion Price may be rounded to the nearest cent.

The “Initial Price” for the applicable Underlying Stock will equal the Closing Price of the applicable Underlying Stock on the Trade Date.  The applicable Initial Price will be subject to adjustment as described below under “—Dilution and Reorganization Adjustments.”

The “Trade Date” is August     , 2014 (expected to be August 8, 2014).

The “Issue Date” means August     , 2014 (three Business Days after the Trade Date).

The “Share Delivery Amount” for the applicable Underlying Stock will initially be equal to the $1,000 stated principal amount per Note divided by the applicable Conversion Price.  The applicable Share Delivery Amount will be subject to adjustment as described below under “—Dilution and Reorganization Adjustments.”

The quarterly “Observation Dates” are expected to be November 10, 2014, February 11, 2015, May 11, 2015 and August 10, 2015 (the “Final Valuation Date”).  Each scheduled Observation Date will be subject to postponement for non-Scheduled Trading Days for the applicable Underlying Stock and Market Disruption Events with respect to the applicable Underlying Stock as provided under “—Consequences of a Market Disruption Event; Postponement of an Observation Date” below.

For any Observation Date, if applicable, the “Call Settlement Date” will be the Coupon Payment Date immediately following that Observation Date.

The applicable “Underlying Stock Issuer” means (i) Yahoo! Inc. for Notes linked to the common stock of Yahoo! Inc. and (ii) Beazer Homes USA, Inc. for Notes linked to the common stock of Beazer Homes USA, Inc.

The “Exchange” for the applicable Underlying Stock or any other security means the principal U.S. national securities exchange on which trading in the applicable Underlying Stock or security occurs (or, if the applicable Underlying Stock is not listed or admitted to trading on a U.S. national securities exchange, are issued by a non-U.S. issuer and are listed or admitted to trading on a non-U.S. exchange or market, the principal non-U.S. exchange or market on which the applicable Underlying Stock is listed or admitted to trading), as determined by the Calculation Agent.

Consequences of a Market Disruption Event; Postponement of an Observation Date

If a Market Disruption Event occurs with respect to the applicable Underlying Stock on any scheduled Observation Date, the Calculation Agent may, but is not required to, postpone the Observation Date to the next succeeding Scheduled Trading Day for the applicable Underlying Stock on which a Market Disruption Event does not occur with respect to the applicable Underlying Stock; provided that the Observation Date may not be postponed for more than five consecutive Scheduled Trading Days for the applicable Underlying Stock or, in any event, past the second Scheduled Trading Day for the applicable Underlying Stock immediately preceding the Maturity Date.  In addition, if any scheduled Observation Date is not a Scheduled Trading Day for the applicable Underlying Stock, the Observation Date will be postponed to the earlier of (i) the next succeeding day that is a Scheduled Trading Day for the applicable Underlying Stock and (ii) the second Business Day immediately preceding the Maturity Date.

If a Market Disruption Event occurs with respect to the applicable Underlying Stock on any Observation Date and the Calculation Agent does not postpone the Observation Date, or if any Observation Date is postponed for any reason to the last date to which it may be postponed, in each case as described above, then any Closing Price to be determined on such date will be determined as set forth in the definition of “Closing Price.”

Under the terms of the Notes, the Calculation Agent will be required to exercise discretion in determining (i) whether a Market Disruption Event has occurred with respect to the applicable Underlying Stock; (ii) if a Market Disruption Event occurs with respect to the applicable Underlying Stock, whether to postpone an Observation Date as a result of such Market Disruption Event; and (iii) if a Market Disruption Event occurs with respect to the applicable Underlying Stock on a date on which the Closing Price of the applicable Underlying Stock is determined and the Closing Price of the applicable Underlying Stock is available pursuant to clauses (1) or (2) of the definition of “Closing Price,” whether to determine such Closing Price by reference to such clauses (1) or (2) or by reference to the alternative procedure described in the definition of “Closing Price.”  In exercising this discretion, the Calculation Agent will be required to act in good faith and using its reasonable judgment, but it may take into account any factors it deems relevant, including, without limitation, whether the applicable event materially interfered with our ability or the ability of our hedging counterparty, which may be an affiliate of ours, to adjust or unwind all or a material portion of any hedge with respect to the Notes.

Certain Definitions

The “Closing Time” with respect to the applicable Underlying Stock or other security, on any day, means the Scheduled Closing Time (as defined below) of the Exchange for the applicable Underlying Stock or other security on such day or, if earlier, the actual closing time of such Exchange on such day.

An “Exchange Business Day” for the applicable Underlying Stock or other security means any day on which the Exchange and each Related Exchange for the applicable Underlying Stock or other security are open for trading during their respective regular trading sessions, notwithstanding any such Exchange or Related Exchange closing prior to its Scheduled Closing Time.

A “Market Disruption Event” means, with respect to the applicable Underlying Stock (or any other security for which a Closing Price must be determined), as determined by the Calculation Agent,

(1)      the occurrence or existence of any suspension of or limitation imposed on trading by the Exchange for such security or otherwise (whether by reason of movements in price exceeding limits permitted by the Exchange or otherwise) relating to such security on such Exchange, which the Calculation Agent determines is material, at any time during the one-hour period that ends at the Closing Time;

(2)      the occurrence or existence of any suspension of or limitation imposed on trading by any Related Exchange for such security or otherwise (whether by reason of movements in price exceeding limits permitted by the Related Exchange or otherwise) in futures or options contracts relating to such security, which the Calculation Agent determines is material, at any time during the one-hour period that ends at the Closing Time;

(3)      the occurrence or existence of any event (other than an Early Closure (as defined below)) that disrupts or impairs (as determined by the Calculation Agent) the ability of market participants in general to effect transactions in, or obtain market values for, such security on the

Exchange for such security, which the Calculation Agent determines is material, at any time during the one-hour period that ends at the Closing Time;

(4)      the occurrence or existence of any event (other than an Early Closure) that disrupts or impairs (as determined by the Calculation Agent) the ability of market participants in general to effect transactions in, or obtain market values for, futures or options contracts relating to such security on any Related Exchange for such security, which the Calculation Agent determines is material, at any time during the one-hour period that ends at the Closing Time;

(5)      the closure on any Exchange Business Day of the Exchange or any Related Exchange for such security prior to its Scheduled Closing Time unless such earlier closing time is announced by such Exchange or Related Exchange at least one hour prior to the earlier of (i) the actual closing time for the regular trading session on such Exchange or Related Exchange on such Exchange Business Day and (ii) the submission deadline for orders to be entered into the Exchange or Related Exchange system for execution at the Closing Time on such Exchange Business Day (an “Early Closure”); or

(6)      the failure of the Exchange or any Related Exchange for such security to open for trading during its regular trading session.

A “Related Exchange” for the applicable Underlying Stock or any other security means any exchange where trading has a material effect (as determined by the Calculation Agent) on the overall market for futures or options contracts relating to the applicable Underlying Stock or other security.

The “Scheduled Closing Time” on any day for any Exchange or Related Exchange is the scheduled weekday closing time of such Exchange or Related Exchange on such day, without regard to after hours or any other trading outside of the regular trading session hours.

A “Scheduled Trading Day” for the applicable Underlying Stock means a day, as determined by the Calculation Agent, on which the Exchange, if any, and each Related Exchange, if any, for the applicable Underlying Stock are scheduled to be open for trading for their respective regular trading sessions.  If on any relevant date the applicable Underlying Stock has neither an Exchange nor a Related Exchange, then, a Scheduled Trading Day shall mean a Business Day.  Notwithstanding the foregoing, the Calculation Agent may, in its sole discretion, deem any day on which a Related Exchange for the Underlying Stock is not scheduled to be open for trading for its regular trading session, but on which the Exchange for the applicable Underlying Stock is scheduled to be open for trading for its regular trading session, to be a Scheduled Trading Day.

Dilution and Reorganization Adjustments

The applicable Share Delivery Amount, the applicable Initial Price, the applicable Conversion Price, the Closing Price of the applicable Underlying Stock and the property we may deliver to you at maturity of the Notes will be subject to adjustment from time to time if certain events occur that affect the applicable Underlying Stock.  Any of these adjustments could have an impact on the number of shares of applicable Underlying Stock (or other securities) you will receive at maturity or whether the Notes are automatically called prior to maturity.  CGMI, as Calculation Agent, will be responsible for the calculation of any adjustment described herein and will furnish the trustee with notice of any adjustment.  An adjustment will be made for events with an Adjustment Date (as defined below) from but excluding the Trade Date to and including the Final Valuation Date or the applicable Observation Date on which the Closing Price of the applicable Underlying Stock is greater than or equal to the applicable Initial Price and as a result the Notes are automatically called.  If we deliver shares of the applicable Underlying Stock at maturity, the applicable Share Delivery Amount will be subject to adjustment for events with an Adjustment Date up to and including the Maturity Date.

No adjustments will be required other than those specified below. The required adjustments specified in this section do not cover all events that could have a dilutive or adverse effect on the applicable Underlying Stock during the term of the Notes.  See “Risk Factors Relating to the Notes—The Notes Will Not Be Adjusted for All Events that Could Affect the Price of the Applicable Underlying Stock.”

The Calculation Agent may elect not to make any of the adjustments described below or may modify any of the adjustments described below if it determines, in its sole discretion, that such adjustment would not be made in any relevant market for options or futures contracts relating to the applicable Underlying Stock or that any adjustment made in such market would materially differ from the relevant adjustment described below.

Stock Dividends, Stock Splits and Reverse Stock Splits

If the applicable Underlying Stock Issuer:

(1) declares a record date in respect of, or pays or makes, a dividend or distribution, in each case of shares of the applicable Underlying Stock with respect to the applicable Underlying Stock (excluding any share dividend or distribution for which the number of shares paid or distributed is based on a fixed cash equivalent value (“Excluded Share Dividends”)),

(2) subdivides or splits the outstanding shares of the applicable Underlying Stock into a greater number of shares or

(3) combines its outstanding shares of the applicable Underlying Stock into a smaller number of shares,

then, in each of these cases, the applicable Share Delivery Amount will be multiplied by a dilution adjustment equal to a fraction, (i) the numerator of which will be the number of shares of the applicable Underlying Stock outstanding immediately after giving effect to such event and (ii) the denominator of which will be the number of shares of the applicable Underlying Stock outstanding immediately prior to the open of business on the applicable Adjustment Date.  An adjustment will also be made to the applicable Initial Price and the applicable Conversion Price by dividing the applicable Initial Price and the applicable Conversion Price by that dilution adjustment.

Issuance of Certain Rights or Warrants

If the applicable Underlying Stock Issuer issues, or declares a record date in respect of an issuance of, rights or warrants, in each case to all holders of shares of the applicable Underlying Stock entitling them to subscribe for or purchase shares of the applicable Underlying Stock at a price per share less than the Then-Current Market Price of the applicable Underlying Stock, other than Excluded Rights (as defined below), then, in each case, the applicable Share Delivery Amount will be multiplied by a dilution adjustment equal to a fraction, (i) the numerator of which will be the number of the shares of the applicable Underlying Stock outstanding immediately prior to the open of business on the applicable Adjustment Date, plus the number of additional shares of the applicable Underlying Stock offered for subscription or purchase pursuant to the rights or warrants, and (ii) the denominator of which will be the number of shares of the applicable Underlying Stock outstanding immediately prior to the open of business on the applicable Adjustment Date, plus the number of additional shares of the applicable Underlying Stock which the aggregate offering price of the total number of shares of the applicable Underlying Stock offered for subscription or purchase pursuant to the rights or warrants would purchase at the Then-Current Market Price of the applicable Underlying Stock, which will be determined by multiplying the total number of shares of the applicable Underlying Stock so offered for subscription or purchase by the exercise price of the rights or warrants and dividing the product obtained by the Then-Current Market Price.  An adjustment will also be made to the applicable Initial Price and the applicable Conversion Price by dividing the applicable Initial Price and the applicable Conversion Price by that dilution adjustment.  To the extent that, prior to the Maturity Date or automatic early call of the Notes, after the expiration of the rights or warrants, the applicable Underlying Stock Issuer publicly announces the number of shares of applicable Underlying Stock with respect to which such rights or warrants have been exercised and such number is less than the aggregate number offered, the applicable Share Delivery Amount will be further adjusted to equal the applicable Share Delivery Amount which would have been in effect had the adjustment for the issuance of the rights or warrants been made upon the basis of delivery of only the number of shares of the applicable Underlying Stock for which such rights or warrants were actually exercised, and a corresponding adjustment will be made to the applicable Initial Price and the applicable Conversion Price.

“Excluded Rights” means (i) rights to purchase shares of the applicable Underlying Stock pursuant to a plan for the reinvestment of dividends or interest and (ii) rights that are not immediately exercisable, trade as a unit or automatically with shares of the applicable Underlying Stock and may be redeemed by the applicable Underlying Stock Issuer.

The “Then-Current Market Price” of the applicable Underlying Stock, for the purpose of applying any dilution adjustment, means the average Closing Price of the applicable Underlying Stock for the ten Scheduled Trading Days ending on the Scheduled Trading Day immediately preceding the related Adjustment Date.  For purposes of determining the Then-Current Market Price, if a Market Disruption Event occurs with respect to the applicable Underlying Stock on any such Scheduled Trading Day, the Calculation Agent may disregard the Closing Price on such Scheduled Trading Day for purposes of calculating such average; provided that the Calculation Agent may not disregard more than five Scheduled Trading Days in such ten–Scheduled Trading Day period.

Spin-offs and Certain Other Non-Cash Distributions

If the applicable Underlying Stock Issuer (a) declares a record date in respect of, or pays or makes, a dividend or distribution, in each case to all holders of shares of the applicable Underlying Stock, of any class of its capital stock, the capital stock of one or more of its subsidiaries (excluding any capital stock of a subsidiary in the form of Marketable Securities (as defined below)), evidences of its indebtedness or other non-cash assets or (b) issues to all holders of shares of the applicable Underlying Stock, or declares a record date in respect of an issuance to all holders of shares of the applicable Underlying Stock of, rights or warrants to subscribe for or purchase any of its or one or more of its subsidiaries’ securities, in each case excluding any share dividends or distributions referred to above, Excluded Share Dividends, any rights or warrants referred to above, Excluded Rights and any reclassification referred to below, then, in each of these cases, the applicable Share Delivery Amount will be multiplied by a dilution adjustment equal to a fraction, (i) the numerator of which will be the Then-Current Market Price of one share of the applicable Underlying Stock and (ii) the denominator of which will be the Then-Current Market Price of one share of the applicable Underlying Stock less the fair market value as of open of business on the Adjustment Date of the portion of the capital shares, assets, evidences of indebtedness, rights or warrants so distributed or issued applicable to one share of the applicable Underlying Stock.  An adjustment will also be made to the applicable Initial Price and the applicable Conversion Price by dividing the applicable Initial Price and the applicable Conversion Price by that dilution adjustment.  If any capital stock declared or paid as a dividend or otherwise distributed or issued to all holders of shares of the applicable Underlying Stock consists, in whole or in part, of Marketable Securities (other than Marketable Securities of a subsidiary of the applicable Underlying Stock Issuer), then the fair market value of such Marketable Securities will be determined by the Calculation Agent by reference to the Closing Price of such capital stock.  The fair market value of any other distribution or issuance referred to in this paragraph will be determined by a nationally recognized independent investment banking firm retained for this purpose by Citigroup, whose determination will be final.

Notwithstanding the foregoing, in the event that, with respect to any dividend, distribution or issuance to which the immediately preceding paragraph would otherwise apply, the denominator in the fraction referred to in such paragraph is less than $1.00 or is a negative number, then Citigroup may, at its option, elect to have the adjustment to the applicable Share Delivery Amount provided by such paragraph not be made and, in lieu of this adjustment, the Closing Price of the applicable Underlying Stock on any date of determination thereafter will be deemed to be equal to the sum of (i) the Closing Price of the applicable Underlying Stock on such date and (ii) the fair market value of the capital stock, evidences of indebtedness, assets, rights or warrants (determined, as of open of business on the Adjustment Date, by a nationally recognized independent investment banking firm retained for this purpose by Citigroup, whose determination will be final) so distributed or issued applicable to one share of the applicable Underlying Stock.  If the Notes are not automatically called prior to maturity and the Closing Price of the applicable Underlying Stock as so determined on the Final Valuation Date is less than the applicable Conversion Price, each holder of the Notes will receive per Note at maturity (x) a number of shares of the applicable Underlying Stock equal to the applicable Share Delivery Amount and (y) cash in an amount per Note equal to the applicable Share Delivery Amount as of the Adjustment Date for such dividend, distribution or issuance multiplied by the fair market value determined pursuant to clause (ii) of the immediately preceding sentence.

If the applicable Underlying Stock Issuer declares a record date in respect of, or pays or makes, a dividend or distribution, in each case to all holders of shares of the applicable Underlying Stock of the capital stock of one or more of its subsidiaries in the form of Marketable Securities, the Closing Price of the applicable Underlying Stock on any date of determination from and after open of business on the Adjustment Date will in each case equal the Closing Price of the applicable Underlying Stock plus the product of (i) the Closing Price of such shares of subsidiary capital stock on such date and (ii) the number of shares of such subsidiary capital stock distributed per share of the applicable Underlying Stock.  If the Notes are not automatically called prior to maturity and the Closing Price of the applicable Underlying Stock as so determined on the Final Valuation Date is less than the applicable Conversion Price, then in each of these cases, each holder of the Notes will receive at maturity per Note a combination of (x) a number of shares of the applicable Underlying Stock equal to the applicable Share Delivery Amount and (y) a number of shares of such subsidiary capital stock equal to the applicable Share Delivery Amount multiplied by the number of shares of such subsidiary capital stock distributed per share of the applicable Underlying Stock. In the event an adjustment pursuant to this paragraph occurs, following such adjustment, the adjustments described in this section “—Dilution and Reorganization Adjustments” will also apply to such subsidiary capital stock if any of the events described in this section “—Dilution and Reorganization Adjustments” occurs with respect to such capital stock.

Certain Extraordinary Cash Dividends

If the applicable Underlying Stock Issuer declares a record date in respect of a distribution of cash, by dividend or otherwise, to all holders of shares of the applicable Underlying Stock, other than (a) any Permitted Dividends described below, (b) any cash distributed in consideration of fractional shares of the applicable Underlying Stock and (c) any cash distributed in a Reorganization Event referred to below, then in each case the applicable Share Delivery Amount will be multiplied by a dilution adjustment equal to a fraction, (i) the numerator of which will be the Then-Current Market Price of the applicable Underlying Stock, and (ii) the denominator of which will be the Then-Current Market Price of the applicable Underlying Stock less the amount of the distribution applicable to one share of the applicable Underlying Stock which would not be a Permitted Dividend (such amount, the “Extraordinary Portion”).  An adjustment will also be made to the applicable Initial Price and the applicable Conversion Price by dividing the applicable Initial Price and the applicable Conversion Price by that dilution adjustment.  In the case of an issuer that is organized outside the United States, in order to determine the Extraordinary Portion, the amount of the distribution will be reduced by any applicable foreign withholding taxes that would apply to dividends or other distributions paid to a U.S. person that claims any reduction in such taxes to which a U.S. person would generally be entitled under an applicable U.S. income tax treaty, if available.

A “Permitted Dividend” is (1) any distribution of cash, by dividend or otherwise, to all holders of shares of the applicable Underlying Stock other than to the extent that such distribution, together with all other such distributions in the same quarterly fiscal period of the applicable Underlying Stock Issuer with respect to which an adjustment to the applicable Share Delivery Amount under this “—Certain Extraordinary Cash Dividends” section has not previously been made, per share of the applicable Underlying Stock exceeds the sum of (a) the immediately preceding cash dividend(s) or other cash distribution(s) paid in the immediately preceding quarterly fiscal period, if any, per share of the applicable  Underlying Stock and (b) 10% of the Closing Price of the applicable Underlying Stock on the date of declaration of such distribution, and (2) any cash dividend or distribution made in the form of a fixed cash equivalent value for which the holders of shares of the applicable Underlying Stock have the option to receive either a number of shares of the applicable Underlying Stock or a fixed amount of cash.  If the applicable Underlying Stock Issuer pays a dividend on an annual basis rather than a quarterly basis, the Calculation Agent will make such adjustments to this provision as it deems appropriate.

Notwithstanding the foregoing, in the event that, with respect to any dividend or distribution to which the first paragraph under “—Dilution and Reorganization Adjustments—Certain Extraordinary Cash Dividends” would otherwise apply, the denominator in the fraction referred to in the formula in that paragraph is less than $1.00 or is a negative number, then Citigroup may, at its option, elect to have the adjustment provided by such paragraph not be made and, in lieu of this adjustment, the Closing Price of the applicable Underlying Stock on any date of determination from and after open of business on the Adjustment Date will be deemed to be equal to the sum of (i) the Closing Price of the applicable Underlying Stock on such date and (ii) the amount of cash so distributed applicable to one share of the applicable Underlying Stock.  If the Notes are not automatically called prior to maturity and the Closing Price of the applicable Underlying Stock as so determined on the Final Valuation Date is less than the applicable Conversion Price, each holder of the Notes will receive per Note at maturity (x) a number of shares of the applicable Underlying Stock equal to the applicable Share Delivery Amount and (y) cash in an amount per Note equal to the applicable Share Delivery Amount as of the Adjustment Date for such distribution multiplied by the amount of cash determined pursuant to clause (ii) of the immediately preceding sentence.

Reorganization Events

In the event of any of the following “Reorganization Events” with respect to the applicable Underlying Stock Issuer:

•      the applicable Underlying Stock Issuer reclassifies the applicable Underlying Stock, including, without limitation, in connection with the issuance of tracking stock,

•      any consolidation or merger of the applicable Underlying Stock Issuer, or any surviving entity or subsequent surviving entity of the applicable Underlying Stock Issuer, with or into another entity, other than a merger or consolidation in which the applicable Underlying Stock Issuer is the continuing company and in which the shares of the applicable Underlying Stock of the applicable Underlying Stock Issuer outstanding immediately before the merger or consolidation are not exchanged for cash, securities or other property of the applicable Underlying Stock Issuer or another issuer,

•      any sale, transfer, lease or conveyance to another company of the property of the applicable Underlying Stock Issuer or any successor as an entirety or substantially as an entirety,

•      any statutory exchange of the applicable Underlying Stock with securities of another issuer, other than in connection with a merger or acquisition,

•      another entity completes a tender or exchange offer for all the outstanding shares of the applicable Underlying Stock or

•      any liquidation, dissolution or winding up of the applicable Underlying Stock Issuer or any successor of the applicable Underlying Stock Issuer,

the Closing Price of the applicable Underlying Stock on any date of determination from and after the open of business on the Adjustment Date will, in each case, be deemed to be equal to the Transaction Value on such date of determination.  The Calculation Agent will determine in its sole discretion whether a transaction constitutes a Reorganization Event as defined above, including whether a transaction constitutes a sale, transfer, lease or conveyance to another company of the property of the applicable Underlying Stock Issuer or any successor “as an entirety or substantially as an entirety.”  The Calculation Agent will have significant discretion in determining what “substantially as an entirety” means and may exercise that discretion in a manner that may be adverse to the interests of holders of the Notes.

The “Transaction Value” will equal the sum of (1), (2) and (3) below:

(1) for any cash received in a Reorganization Event, the amount of cash received per share of the applicable Underlying Stock,

(2) for any property other than cash or Marketable Securities received in a Reorganization Event, an amount equal to the fair market value on the effective date of the Reorganization Event of that property received per share of the applicable Underlying Stock, as determined by a nationally recognized independent investment banking firm retained for this purpose by Citigroup, whose determination will be final, and

(3) for any Marketable Securities received in a Reorganization Event, an amount equal to the Closing Price per unit of these Marketable Securities on the applicable date of determination multiplied by the number of these Marketable Securities received per share of the applicable Underlying Stock, plus, in each case, if shares of the applicable Underlying Stock continue to be outstanding following the Reorganization Event, the Closing Price of the applicable Underlying Stock.

“Marketable Securities” are any perpetual equity securities or debt securities with a stated maturity after the Maturity Date, in each case that are listed on a U.S. national securities exchange.  The number of shares of any equity securities constituting Marketable Securities included in the calculation of Transaction Value pursuant to clause (3) above will be adjusted if any event occurs with respect to the Marketable Securities or the issuer of the Marketable Securities between the time of the Reorganization Event and maturity of the Notes that would have required an adjustment as described above, had it occurred with respect to the applicable Underlying Stock or the applicable Underlying Stock Issuer.  Adjustment for these subsequent events will be as nearly equivalent as practicable to the adjustments described above, as determined by the Calculation Agent.

Certain General Provisions

The adjustments described in this section will be effected at the open of business on the applicable date specified below (such date, the “Adjustment Date”):

•      in the case of any dividend, distribution or issuance, on the applicable Ex-Date (as defined below),

•      in the case of any subdivision, split, combination or reclassification, on the effective date thereof and,

•      in the case of any Reorganization Event, on the effective date of the Reorganization Event.

All adjustments will be rounded upward or downward to the nearest 1/10,000th or, if there is not a nearest 1/10,000th, to the next lower 1/10,000th. No adjustment in the applicable Share Delivery Amount will be required unless the adjustment would require an increase or decrease of at least one percent therein, provided, however, that any adjustments which by reason of this sentence are not required to be made will be carried forward (on a percentage basis) and taken into account in any subsequent adjustment. If any announcement or declaration of a record date in respect of a dividend, distribution or issuance requiring an adjustment as described herein is subsequently canceled by the applicable Underlying Stock Issuer, or this dividend, distribution or issuance fails to receive requisite approvals or fails to occur for any other reason, in each case prior to the Maturity Date or the earlier automatic call of the Notes, then, upon the cancellation, failure of approval or failure to occur, the applicable Share Delivery Amount, the applicable Initial Price and the applicable Conversion Price will be further adjusted to the applicable Share Delivery Amount, the applicable Initial Price and the applicable Conversion Price, respectively, which would then have been in effect had adjustment for the event not been made.  All adjustments to the applicable Share Delivery Amount shall be cumulative, such that if more than one adjustment is required to the applicable Share Delivery Amount, each subsequent adjustment will be made to the applicable Share Delivery Amount as previously adjusted.

The “Ex-Date” relating to any dividend, distribution or issuance is the first date on which shares of the applicable Underlying Stock trade in the regular way on their principal market without the right to receive such dividend, distribution or issuance from the Underlying Stock Issuer or, if applicable, from the seller on such market (in the form of due bills or otherwise).

For the purpose of adjustments described herein, each non-U.S. dollar value (whether a value of cash, property, securities or otherwise) shall be expressed in U.S. dollars as converted from the relevant currency using the 12:00 noon buying rate in New York certified by the New York Federal Reserve Bank for customs purposes on the date of valuation, or if this rate is unavailable, such rate as the Calculation Agent may determine.

Delisting of the Applicable Underlying Stock

If the applicable Underlying Stock is delisted from  its Exchange (other than in connection with a Reorganization Event) and not then or immediately thereafter listed on another U.S. national securities exchange (a “Delisting Event”), we will have the right, but not the obligation, to call the Notes for redemption on the third Business Day following the last Scheduled Trading Day for the applicable Underlying Stock on which it is scheduled to trade on such Exchange; provided that, if public notice of such delisting is not provided at least five Business Days prior to such last Scheduled Trading Day, we may in our reasonable judgment specify a date later than such third Business Day as the date of redemption.  If we elect to exercise such call right, we will provide to the trustee, and either we or the trustee (at our request) will provide to holders of the Notes (which shall be DTC for so long as the Notes are held in book-entry form), at least five Business Days’ notice of our election.  If we exercise this call right, we will redeem each Note for an amount in cash equal to:

(i)	the amount you would be entitled to receive per Note at maturity (excluding the final coupon payment) if the Last Valid Trading Day (as defined below) were the Final Valuation Date plus:

(ii)	accrued and unpaid coupon to but excluding the date of redemption, plus

(iii)
the present value of the remaining coupon payments on the Notes (excluding any portion accrued to but excluding the date of redemption) discounted to the date of redemption based on the comparable yield that we would pay on a non-interest bearing, senior unsecured debt obligation of comparable size having a maturity equal to the term of each such remaining scheduled payment, as determined by the Calculation Agent in good faith.

The “Last Valid Trading Day” means the last Scheduled Trading Day for the applicable Underlying Stock on which it is scheduled to trade on its Exchange; provided that, if the Closing Price of the applicable Underlying Stock is not available pursuant to clause (1) or (2) of the definition of “Closing Price” or a Market Disruption Event occurs with respect to the applicable Underlying Stock on such last Scheduled Trading Day, the Calculation Agent may, but is not required to, deem the Last Valid Trading Day with respect to the applicable Underlying Stock to be the first Scheduled Trading Day for the applicable Underlying Stock preceding such last Scheduled Trading Day on which such Closing Price was available pursuant to clause (1) or (2) of the definition of “Closing Price” and a Market Disruption Event did not occur with respect to the applicable Underlying Stock.

If a Delisting Event occurs and we do not exercise our right to call the Notes pursuant to the immediately preceding paragraph, then the Calculation Agent may, but is not required to, select Successor Shares (as defined below) to be the applicable Underlying Stock in accordance with the following paragraphs prior to open of business on the first Scheduled Trading Day for the applicable Underlying Stock on which it is no longer listed or admitted to trading on its Exchange (the “Change Date”).

The “Successor Shares” with respect to the applicable Underlying Stock will be shares  of an Eligible Company (as defined below) selected by the Calculation Agent in its sole discretion from among the shares of the Top Three Eligible Companies.  The “Top Three Eligible Companies” are the three (or fewer, if the Calculation Agent cannot identify three) Eligible Companies whose shares are, in the Calculation Agent’s sole determination, the most comparable to the original applicable Underlying Stock, taking into account such factors as the Calculation Agent deems relevant (including, without limitation, market capitalization, dividend history, trading characteristics, liquidity and share price volatility), excluding (i) any shares that are subject to a trading restriction under the trading restriction policies of Citigroup or any of its affiliates that would materially limit our ability or the ability of any of our affiliates to hedge the Notes with respect to the shares and (ii) any other shares that the Calculation Agent determines, in its sole discretion, not to select as Successor Shares based on legal or regulatory considerations.  An “Eligible Company” is a company that (x) is organized in, or the principal executive office of which is located in, the country in which the applicable original Underlying Stock Issuer is organized or has its principal executive office, (y) has shares that are listed or admitted to trading on the New York Stock Exchange or The NASDAQ Stock Market and (z) has the same Global Industry Classification Standard (“GICS”) sub-industry code as the original applicable Underlying Stock Issuer; provided that, if the Calculation Agent determines that no shares of a company meeting the criteria set forth in clauses (x), (y) and (z) are sufficiently comparable to the original applicableUnderlying Stock to select as Successor Shares, the Calculation Agent may treat as an Eligible Company any company that meets the criteria set forth in clauses (x) and (y) and has the same GICS industry group code as the original applicable Underlying Stock Issuer; provided, further, that, if the Calculation Agent determines that no shares of a company meeting the criteria set forth in the immediately preceding proviso are sufficiently comparable to the original applicable Underlying Stock to select as Successor Shares, the Calculation Agent may treat as an Eligible Company any company that meets the criteria set forth in clauses (y) and (z).  If no GICS sub-industry or industry group code has been assigned to any applicable company, the Calculation Agent may select a GICS sub-industry and industry group code, as applicable, for such company in its sole discretion.

Upon the selection of any Successor Shares by the Calculation Agent, on and after the Change Date, references in this pricing supplement to the applicable Underlying Stock will no longer be deemed to refer to the original applicable Underlying Stock and will be deemed instead to refer to the applicable Successor Shares for all purposes, and references in this pricing supplement to the applicable

Underlying Stock Issuer will be deemed to be to the issuer of such Successor Shares.  Upon the selection of any Successor Shares by the Calculation Agent, on and after the Change Date, (i) the applicable Share Delivery Amount for the Successor Shares will be equal to the applicable Share Delivery Amount for the original applicable Underlying Stock immediately prior to the Change Date multiplied by a factor determined by the Calculation Agent in good faith, taking into account, among other things, the Closing Price of the original Underlying Stock on the Last Valid Trading Day and (ii) the applicable Initial Price and Conversion Price for the Successor Shares will be equal to the applicable Initial Price or Conversion Price, as applicable, for the original applicable Underlying Stock immediately prior to the Change Date divided by such factor.  The applicable Share Delivery Amount, Initial Price and Conversion Price for the Successor Shares as so determined will be subject to adjustment for certain corporate events related to the Successor Shares occurring on or after the Change Date in accordance with “—Dilution and Reorganization Adjustments.”

The Calculation Agent will cause notice of the selection of Successor Shares and the applicable Share Delivery Amount, Initial Price and Conversion Price for the Successor Shares to be furnished to us and the trustee.

No Redemption at the Option of the Holder; Defeasance

The Notes will not be subject to redemption at the option of any holder prior to maturity and will not be subject to the defeasance provisions described in the accompanying prospectus under “Description of Debt Securities—Defeasance.”

Events of Default and Acceleration

In case an event of default (as described in the accompanying prospectus) with respect to the Notes shall have occurred and be continuing, the amount declared due and payable upon any acceleration of the Notes will be determined by the Calculation Agent and will equal, for each Note, the amount to be received at maturity, calculated as though the date of acceleration were the Final Valuation Date.  For purposes of the immediately preceding sentence, the portion of such payment attributable to the final monthly coupon payment will be prorated from and including the immediately preceding Coupon Payment Date to but excluding the date of acceleration.

In case of default under the Notes, whether in the payment of any monthly coupon or any other payment or delivery due under the Notes, no interest will accrue on such overdue payment or delivery either before or after the Maturity Date.

Paying Agent and Trustee

Citibank, N.A. will serve as paying agent and registrar for the Notes and will also hold the global security representing the Notes as custodian for DTC.  The Bank of New York Mellon (as trustee under an indenture dated November 13, 2013) will serve as trustee for the Notes.

CUSIP / ISIN

The CUSIP for the Notes linked to the common stock of Yahoo! Inc. is 17322H354.  The ISIN for the Notes linked to the common stock of Yahoo! Inc. is US17322H3545.

The CUSIP for the Notes linked to the common stock of Beazer Homes USA, Inc. is 17322H347.  The ISIN for the Notes linked to the common stock of Beazer Homes USA, Inc. is US17322H3479.

Calculation Agent

The Calculation Agent for the Notes will be CGMI, an affiliate of Citigroup. All determinations made by the Calculation Agent will be at the sole discretion of the Calculation Agent and will, in the absence of manifest error, be conclusive for all purposes and binding on Citigroup and the holders of the Notes. The Calculation Agent is obligated to carry out its duties and functions in good faith and using its reasonable judgment.

United States Federal Tax Considerations

Prospective investors should note that the discussion under the section called “United States Federal Tax Considerations” in the accompanying prospectus supplement does not apply to the Notes issued under this pricing supplement and is superseded by the following discussion.

The following is a discussion of the material U.S. federal income and certain estate tax consequences of the ownership and disposition of the Notes.  It applies to you only if you are an initial holder of a Note that purchases the Note for cash at its stated principal amount, and holds the Note as a capital asset within the meaning of Section 1221 of the Internal Revenue Code of 1986, as amended (the “Code”).

This discussion does not address all of the tax consequences that may be relevant to you in light of your particular circumstances or if you are a holder subject to special rules, such as:

•	a financial institution;

•	a dealer or trader subject to a mark-to-market method of tax accounting with respect to the Notes;

•	a person holding the Notes as part of a “straddle,” conversion transaction or “constructive sale” transaction;

•	a U.S. Holder (as defined below) whose functional currency is not the U.S. dollar;

•	an entity classified as a partnership for U.S. federal income tax purposes;

•	a regulated investment company;

•	a tax-exempt entity, including an “individual retirement account” or “Roth IRA”; or

•	a person subject to the alternative minimum tax.

If an entity that is classified as a partnership for U.S. federal income tax purposes holds the Notes, the U.S. federal income tax treatment of a partner will generally depend on the status of the partner and the activities of the partnership.  If you are a partnership holding the Notes or a partner in such a partnership, you should consult your tax adviser as to the particular U.S. federal tax consequences of holding and disposing of the Notes to you.

This discussion does not address the U.S. federal tax consequences of the ownership or disposition of the Underlying Stock that you may receive at maturity.  You should consult your tax adviser regarding the potential U.S. federal tax consequences of the ownership and disposition of the Underlying Stock.

This discussion is based on the Code, administrative pronouncements, judicial decisions and final, temporary and proposed Treasury regulations, all as of the date of this pricing supplement, changes to any of which may affect the tax consequences described herein, possibly with retroactive effect.  This discussion does not address the effects of any applicable state, local or foreign tax laws or the potential application of the Medicare contribution tax.  You should consult your tax adviser concerning the application of U.S. federal tax laws to your particular situation, as well as any tax consequences arising under the laws of any state, local or foreign jurisdiction.

Tax Treatment of the Notes

Due to the absence of statutory, judicial or administrative authorities that directly address the U.S. federal tax treatment of the Notes or similar instruments, there is substantial uncertainty regarding the U.S. federal tax consequences of an investment in the Notes.  In connection with any information reporting requirements we may have in respect of the Notes under applicable law, we intend (in the absence of an administrative determination or judicial ruling to the contrary) to treat each Note for U.S. federal income tax purposes as a unit comprising (i) an option written by you that, if exercised, requires you to purchase the Underlying Stock (or the cash value thereof) from us at maturity for an amount equal to the Deposit (as defined below) (the “Put Option”) and (ii) a deposit with us of a fixed amount of cash equal to the stated principal amount of the Note to secure your potential obligation under the Put Option (the “Deposit”).  In the opinion of our tax counsel, Davis Polk & Wardwell LLP, which is based on current market conditions, this treatment of the Notes is reasonable under current law; however, our tax counsel has advised us that due to the lack of any controlling legal authority it is unable to conclude affirmatively that this treatment is more likely than not to be upheld, and that alternative treatments are possible.  Under this treatment:

•	a portion of each coupon payment made with respect to a Note will be attributable to interest on the Deposit; and

•	the remainder will represent option premium attributable to your grant of the Put Option (with respect to each coupon payment received and, collectively, all coupon payments received, “Put Premium”).

We will specify in the final pricing supplement the portion of each coupon payment that we will allocate to interest on the Deposit and to Put Option, respectively.

We do not plan to request a ruling from the IRS, and the IRS or a court might not agree with this treatment.  Accordingly, you should consult your tax adviser regarding the U.S. federal tax consequences of an investment in the Notes.  Unless otherwise stated, the following discussion is based on the treatment of each Note as a Put Option and a Deposit.

Tax Consequences to U.S. Holders

This section applies only to U.S. Holders.  You are a “U.S. Holder” if you are a beneficial owner of a Note that is, for U.S. federal income tax purposes:

•	a citizen or individual resident of the United States;

•	a corporation, or other entity taxable as a corporation, created or organized in or under the laws of the United States, any state thereof or the District of Columbia; or

•	an estate or trust the income of which is subject to U.S. federal income taxation regardless of its source.

Coupon Payments.  We will treat the Deposit as a “short-term obligation” issued at a discount equal to the sum of all interest payments to be made with respect to the Deposit.  Accrual-method holders and electing cash-method holders are generally required to include discount on a short-term obligation in income on a straight-line basis unless they elect a constant-yield method based on daily compounding.  If you are a cash-method holder who does not elect to accrue the discount in income currently, (i) you should include interest paid on the Deposit upon receipt and (ii) you will be required to defer deductions for interest paid on any indebtedness incurred to purchase or carry the Notes in an amount not exceeding the amount of accrued discount, if any, that has not been included in income.

The Put Premium should not be taken into account until retirement (which for purposes of this discussion includes an Automatic Call) or earlier sale or exchange of the Note.

Sale or Exchange Prior to Retirement.  Upon a sale or exchange of a Note prior to retirement, you should apportion the amount realized between the Deposit and the Put Option based on their respective values on the date of sale and exchange.  If the value of the Put Option is negative, you should be treated as having made a payment of such negative value to the purchaser in exchange for the purchaser’s assumption of the Put Option, in which case a corresponding amount should be added to the amount realized in respect of the Deposit.

You should recognize gain or loss with respect to the Deposit in an amount equal to the difference between (i) the amount realized that is apportioned to the Deposit and (ii) your basis in the Deposit (i.e., the price you paid to acquire the Note plus any amounts previously accrued into income but not yet paid).  Any loss should be treated as short-term capital loss.  Any gain should be treated as ordinary interest income to the extent of the amount of any accrued but unpaid interest on the Deposit not yet taken into income, and any remaining gain should be treated as short-term capital gain.

You should recognize gain or loss in respect of the Put Option in an amount equal to the total Put Premium you previously received, decreased by the amount deemed to be paid by you, or increased by the amount deemed to be paid to you, in exchange for the purchaser’s assumption of the Put Option.  This gain or loss should be short-term capital gain or loss.

Tax Treatment at Retirement.  The coupon payment received upon retirement will be treated as described above under “Coupon Payments.”

Receipt of Cash at Retirement.  If a Note is retired for its stated principal amount (without taking into account any coupon payment), the Put Option should be deemed to have expired unexercised, in which case you should recognize short-term capital gain in an amount equal to the sum of all payments of Put Premium received, including the Put Premium received upon retirement.

At maturity, if you receive an amount of cash (at our election) that is different (without taking into account the final coupon payment) from the stated principal amount of a Note, the Put Option should be deemed to have been exercised and you should be deemed to have applied the Deposit toward the cash settlement of the Put Option.  In that case, you should recognize short-term capital gain or loss with respect to the Put Option in an amount equal to the difference between (i) the sum of the total Put Premium received (including the Put Premium received at maturity) plus the cash you receive at maturity, excluding the final coupon payment, and (ii) the Deposit.

Receipt of the Underlying Stock at Maturity. If you receive the Underlying Stock (and cash in lieu of any fractional share) at maturity, the Put Option will be deemed to have been exercised, and you should be deemed to have applied the Deposit toward the physical settlement of the Put Option.  You should not recognize any income or gain in respect of the total Put Premium received (including the Put Premium received at maturity) and should not recognize any gain or loss with respect to the Deposit or the Underlying Stock received.  Assuming this treatment, you should have an aggregate tax basis in the Share Delivery Amount of the Underlying Stock equal to the Deposit less the total Put Premium received over the term of the Notes.  Your holding period for any Underlying Stock received should start on the day after receipt.  With respect to any cash received in lieu of a fractional share, you should recognize short-term capital gain or loss in an amount equal to the difference between the amount of cash received in lieu of the fractional share and the pro rata portion of your aggregate tax basis that is allocable to the fractional share.

Possible Taxable Event.  In the event of a designation of Successor Stock, it is possible that the Notes could be treated, in whole or part, as terminated and reissued for U.S. federal income tax purposes.  In such a case, you might be required to recognize gain or loss (subject to the possible application of the wash sale rules) with respect to the Notes.

Possible Alternative Tax Treatments of an Investment in the Notes

Other U.S. federal income tax treatments of the Notes are possible that, if applied, could materially and adversely affect the timing and/or character of income, gain or loss with respect to the Notes.  A Note could be treated as a debt instrument issued by us, in which case the timing and character of taxable income with respect to coupon payments on the Notes would differ from that described herein and all or a portion of any gain you realize might be treated as ordinary income.  Under other possible treatments, the entire coupon on the Notes might either be (i) treated as income to you at the time received or accrued or (ii) not accounted for separately as giving rise to income to you until the sale, exchange or retirement of the Notes.  It is also possible that the receipt of Underlying Stock at maturity could be treated as a taxable event.  In addition, you could be subject to special reporting requirements if any loss exceeded certain thresholds.  You should consult your tax adviser regarding these issues.

Other U.S. federal income tax treatments of the Notes are possible that could affect the timing and character of income or loss with respect to the Notes.  In 2007, the U.S. Treasury Department and the IRS released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments.  While it is not clear whether the Notes would be viewed as similar to the typical prepaid forward contract described in the notice, any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the Notes, possibly with retroactive effect.  You should consult your tax adviser regarding the U.S. federal income tax consequences of an investment in the Notes, including possible alternative treatments and the issues presented by this notice.

Tax Consequences to Non-U.S. Holders

This section applies only to Non-U.S. Holders.  You are a “Non-U.S. Holder” if you are a beneficial owner of a Note that is, for U.S. federal income tax purposes:

•	an individual who is classified as a nonresident alien;

•	a foreign corporation; or

•	a foreign trust or estate.

You are not a Non-U.S. Holder for purposes of this discussion if you are (i) an individual who is present in the United States for 183 days or more in the taxable year of disposition but not otherwise a resident of the United States for U.S. federal income tax purposes or (ii) a former citizen or resident of the United States.  If you are such a holder or may become such a holder during the period in which you hold a Note, you should consult your tax adviser regarding the U.S. federal tax consequences of an investment in the Notes to you.

Subject to the discussion below regarding “FATCA,” under current law, you generally should not be subject to U.S. federal withholding or income tax in respect of payments on the Notes or amounts received on the sale, exchange or retirement of the Notes (including with respect to the receipt of Underlying Stock), provided that (i) income in respect of the Notes is not effectively connected with your conduct of a trade or business in the United States, and (ii) you provide to the applicable withholding agent an appropriate IRS Form W-8 certifying under penalties of perjury that you are not a U.S. person.

Legislation enacted in 2010 commonly referred to as “FATCA” generally imposes a withholding tax of 30% on payments to certain foreign entities (including financial intermediaries) with respect to certain financial instruments, unless various U.S. information reporting and due diligence requirements (that are in addition to, and potentially significantly more onerous than, the requirement to deliver an IRS Form W-8) have been satisfied. Although the application of these rules to the Notes is not entirely clear because the U.S. federal income tax treatment of the Notes is unclear, you should expect that any Coupon Payment on the Notes will be treated in whole or in part as subject to the withholding rules under FATCA. If withholding applies to the Notes, we will not be required to pay any additional amounts with respect to amounts withheld. You should consult your tax adviser regarding FATCA, including the availability of certain refunds or credits.

If you are engaged in a U.S. trade or business, and if income from the Notes is effectively connected with the conduct of that trade or business, you generally will be subject to regular U.S. federal income tax with respect to that income in the same manner as if you were a U.S. Holder, unless an applicable income tax treaty provides otherwise.  If you are a Non-U.S. Holder to which this paragraph may apply, you should consult your tax adviser regarding other U.S. tax consequences of the ownership and disposition of the Notes, including, if you are a corporation, the possible imposition of a 30% branch profits tax.

In 2007, the U.S. Treasury Department and the IRS released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments.  While it is not clear whether the Notes would be viewed as similar to the typical prepaid forward contract described in the notice, it is possible that any Treasury regulations or other guidance promulgated after consideration of these issues might materially and adversely affect the withholding tax consequences of an investment in the Notes, possibly with retroactive effect.  You should consult your tax adviser regarding the issues presented by the notice.

While we currently do not intend to withhold on payments on the Notes to Non-U.S. Holders (subject to the discussion above regarding “FATCA”), in light of the uncertain treatment of the Notes other persons having withholding or information reporting responsibility in respect of the Notes may treat some or all of each coupon payment on a Note as subject to withholding tax at a rate of 30%.  Moreover, it is possible that in the future we may determine that we should withhold at a rate of 30% on coupon payments on the Notes.  We will not be required to pay any additional amounts with respect to amounts withheld.

U.S. Federal Estate Tax

If you are an individual Non-U.S. Holder, or an entity the property of which is potentially includible in such an individual’s gross estate for U.S. federal estate tax purposes (for example, a trust funded by such an individual and with respect to which the individual has retained certain interests or powers), you should note that, absent an applicable treaty exemption, a Note may be treated as U.S. situs property subject to U.S. federal estate tax.  If you are such an individual or entity, you should consult your tax adviser regarding the U.S. federal estate tax consequences of an investment in the Notes.

Information Reporting and Backup Withholding

Amounts paid on the Notes, and the proceeds of a sale, exchange or other disposition of the Notes, may be subject to information reporting and, if you fail to provide certain identifying information (such as an accurate taxpayer identification number if you are a U.S. Holder) or meet certain other conditions, may also be subject to backup withholding at the rate specified in the Code.  If you are a Non-U.S. Holder that provides the applicable withholding agent with the appropriate IRS Form W-8, you will generally establish an exemption from backup withholding.  Amounts withheld under the backup withholding rules are not additional taxes and may be refunded or credited against your U.S. federal income tax liability, provided the relevant information is timely furnished to the IRS.

The preceding discussion constitutes the full opinion of Davis Polk & Wardwell LLP regarding the material U.S. federal tax consequences of owning and disposing of the Notes.

You should consult your tax adviser regarding all aspects of the U.S. federal income and estate tax consequences of an investment in the Notes and any tax consequences arising under the laws of any state, local or foreign taxing jurisdiction.

Valuation of the Notes

CGMI calculated the estimated value of the Notes set forth on the cover page of this pricing supplement based on proprietary pricing models.  CGMI’s proprietary pricing models generated an estimated value for the Notes by estimating the value of a hypothetical package of financial instruments that would replicate the payout on the Notes, which consists of a fixed-income bond (the “bond component”) and one or more derivative instruments underlying the economic terms of the Notes (the “derivative component”).  CGMI calculated the estimated value of the bond component using a discount rate based on our internal funding rate.  CGMI calculated the estimated value of the derivative component based on a proprietary derivative-pricing model, which generated a theoretical price for the instruments that constitute the derivative component based on various inputs, including the factors described under “Risk Factors Relating to the Notes—The Value of Your Notes Prior to Maturity Will Fluctuate Based on Many Unpredictable Factors” in this pricing supplement, but not including our creditworthiness.  These inputs may be market-observable or may be based on assumptions made by CGMI in its discretionary judgment.

The estimated value of the Notes is a function of the terms of the Notes and the inputs to CGMI’s proprietary pricing models. The range for the estimated value of the Notes set forth on the cover page of this preliminary pricing supplement reflects terms of the Notes that have not yet been fixed as well as uncertainty on the date of this preliminary pricing supplement about the inputs to CGMI’s proprietary pricing models on the pricing date.

During a temporary adjustment period immediately following issuance of the Notes, the price, if any, at which CGMI would be willing to buy the Notes from investors, and the value that will be indicated for the Notes on any brokerage account statements prepared by CGMI or its affiliates (which value CGMI may also publish through one or more financial information vendors), will reflect a temporary upward adjustment from the price or value that would otherwise be determined.  This temporary upward adjustment represents a portion of the hedging profit expected to be realized by CGMI or its affiliates over the term of the Notes.  The amount of this temporary upward adjustment will decline to zero over the temporary adjustment period.  CGMI currently expects that the temporary adjustment period will be approximately five months, but the actual length of the temporary adjustment period may be shortened due to various factors, such as the volume of secondary market purchases of the Notes and other factors that cannot be predicted. However, CGMI is not obligated to buy the Notes from investors at any time.  See “Risk Factors Relating to the Notes—The Notes Will Not Be Listed on Any Securities Exchange and You May Not Be Able to Sell Your Notes Prior to Maturity.”
Benefit Plan Investor Considerations

A fiduciary of a pension, profit-sharing or other employee benefit plan subject to the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), including entities such as collective investment funds, partnerships and separate accounts whose underlying assets include the assets of such plans (collectively, “ERISA Plans”), should consider the fiduciary standards of ERISA in the context of the ERISA Plan’s particular circumstances before authorizing an investment in the Notes.  Among other factors, the fiduciary should consider whether the investment would satisfy the prudence and diversification requirements of ERISA and would be consistent with the documents and instruments governing the ERISA Plan.

Section 406 of ERISA and Section 4975 of the Internal Revenue Code of 1986, as amended (the “Code”), prohibit ERISA Plans, as well as plans (including individual retirement accounts and Keogh plans) subject to Section 4975 of the Code (together with ERISA Plans, “Plans”), from engaging in certain transactions involving the “plan assets” with persons who are “parties in interest” under ERISA or “disqualified persons” under Section 4975 of the Code (in either case, “Parties in Interest”) with respect to such Plans.  As a result of our business, we, and our current and future affiliates, may be Parties in Interest with respect to many Plans.  Where we (or our affiliate) are a Party in Interest with respect to a Plan (either directly or by reason of our ownership interests in our directly or indirectly owned subsidiaries), the purchase and holding of the Notes by or on behalf of the Plan could be a prohibited transaction under Section 406 of ERISA and/or Section 4975 of the Code, unless exemptive relief were available under an applicable exemption (as described below).

Certain prohibited transaction class exemptions (“PTCEs”) issued by the U.S. Department of Labor may provide exemptive relief for direct or indirect prohibited transactions resulting from the purchase or holding of the Notes.  Those class exemptions are PTCE 96-23 (for certain transactions determined by in-house asset managers), PTCE 95-60 (for certain transactions involving insurance company general accounts), PTCE 91-38 (for certain transactions involving bank collective investment funds), PTCE 90-1 (for certain transactions involving insurance company separate accounts) and PTCE 84-14 (for certain transactions determined by independent qualified asset managers).  In addition, ERISA Section 408(b)(17) and Section 4975(d)(20) of the Code may provide a limited exemption for the purchase and sale of the Notes and related lending transactions, provided that neither the issuer of the Notes nor any of its affiliates have or exercise any discretionary authority or control or render any investment advice with respect to the assets of the Plan involved in the transaction and provided further that the Plan pays no more, and receives no less, than adequate consideration in connection with the transaction (the so-called “service provider exemption”).  There can be no assurance that any of these statutory or class exemptions will be available with respect to transactions involving the Notes.

Accordingly, the Notes may not be purchased or held by any Plan, any entity whose underlying assets include “plan assets” by reason of any Plan’s investment in the entity (a “Plan Asset Entity”) or any person investing “plan assets” of any Plan, unless such purchaser or holder is eligible for the exemptive relief available under PTCE 96-23, 95-60, 91-38, 90-1 or 84-14 or the service provider exemption or there is some other basis on which the purchase and holding of the Notes will not constitute a non-exempt prohibited transaction under ERISA or Section 4975 of the Code.  Each purchaser or holder of the Notes or any interest therein will be deemed to have represented by its purchase or holding of the Notes that (a) it is not a Plan and its purchase and holding of the Notes is not made on behalf of or with “plan assets” of any Plan or (b) its purchase and holding of the Notes will not result in a non-exempt prohibited transaction under Section 406 of ERISA or Section 4975 of the Code.

Certain governmental plans (as defined in Section 3(32) of ERISA), church plans (as defined in Section 3(33) of ERISA) and non-U.S. plans (as described in Section 4(b)(4) of ERISA) (“Non-ERISA Arrangements”) are not subject to these “prohibited transaction” rules of ERISA or Section 4975 of the Code, but may be subject to similar rules under other applicable laws or regulations (“Similar Laws”).  Accordingly, each such purchaser or holder of the Notes shall be required to represent (and deemed to have represented by its purchase of the Notes) that such purchase and holding is not prohibited under applicable Similar Laws.

Due to the complexity of these rules, it is particularly important that fiduciaries or other persons considering purchasing the Notes on behalf of or with “plan assets” of any Plan consult with their counsel regarding the relevant provisions of ERISA, the Code or any Similar Laws and the availability of exemptive relief under PTCE 96-23, 95-60, 91-38, 90-1, 84-14, the service provider exemption or some other basis on which the acquisition and holding will not constitute a non-exempt prohibited transaction under ERISA or Section 4975 of the Code or a violation of any applicable Similar Laws.

The Notes are contractual financial instruments.  The financial exposure provided by the Notes is not a substitute or proxy for, and is not intended as a substitute or proxy for, individualized investment management or advice for the benefit of any purchaser or holder of the Notes.  The Notes have not been designed and will not be administered in a manner intended to reflect the individualized needs and objectives of any purchaser or holder of the Notes.

Each purchaser or holder of any Notes acknowledges and agrees that:

(i)           the purchaser or holder or its fiduciary has made and shall make all investment decisions for the purchaser or holder and the purchaser or holder has not relied and shall not rely in any way upon us or our affiliates to act as a fiduciary or adviser of the purchaser or holder with respect to (A) the design and terms of the Notes, (B) the purchaser or holder’s investment in the Notes, or (C) the exercise of or failure to exercise any rights we have under or with respect to the Notes;

(ii)           we and our affiliates have acted and will act solely for our own account in connection with (A) all transactions relating to the Notes and (B) all hedging transactions in connection with our obligations under the Notes;

(iii)           any and all assets and positions relating to hedging transactions by us or our affiliates are assets and positions of those entities and are not assets and positions held for the benefit of the purchaser or holder;

(iv)           our interests are adverse to the interests of the purchaser or holder; and

(v)           neither we nor any of our affiliates is a fiduciary or adviser of the purchaser or holder in connection with any such assets, positions or transactions, and any information that we or any of our affiliates may provide is not intended to be impartial investment advice.

Each purchaser and holder of the Notes has exclusive responsibility for ensuring that its purchase, holding and subsequent disposition of the Notes does not violate the fiduciary or prohibited transaction rules of ERISA, the Code or any applicable Similar Laws.  The sale of any Notes to any Plan is in no respect a representation by us or any of our affiliates or representatives that such an investment meets all relevant legal requirements with respect to investments by Plans or Non-ERISA Arrangements generally or any particular Plan or Non-ERISA Arrangement, or that such an investment is appropriate for Plans or Non-ERISA Arrangements generally or any particular Plan or Non-ERISA Arrangement.

However, individual retirement accounts, individual retirement annuities and Keogh plans, as well as employee benefit plans that permit participants to direct the investment of their accounts, will not be permitted to purchase or hold the Notes if the account, plan or annuity is for the benefit of an employee of CGMI or a family member and the employee receives any compensation (such as, for example, an addition to bonus) based on the purchase of Notes by the account, plan or annuity.